EXHIBIT (a)(1)(i)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SERIES B SHARES INCLUDING SERIES B SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES

OF

BANCO SANTANDER MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MÉXICO

AT

Ps.26.50 PER SERIES B SHARE

AND

THE U.S. DOLLAR EQUIVALENT OF PS.132.50 PER AMERICAN DEPOSITARY SHARE

BY

BANCO SANTANDER, S.A.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 7, 2021, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Banco Santander, S.A., a company organized under the laws of the Kingdom of Spain (“Purchaser”), is making an all cash tender offer pursuant to this offer to purchase (the “U.S. Offer to Purchase”), in addition to a concurrent separate all cash tender offer on equivalent terms (the “Mexican Offer,” and together with the U.S. Offer (as defined below), the “Offers”) pursuant to other offering documents published in Mexico, to acquire all the issued and outstanding (i) Series B shares (the “Series B Shares”) of Banco Santander México, S.A., Institución de Banca Múltiple, Grupo Financiero Santander México (the “Company”) and (ii) American Depositary Shares (each of which represents five Series B Shares) of the Company (the “ADSs,” and together with the Series B Shares, the “Shares”), in each case other than any Series B Shares or ADSs owned directly or indirectly by Purchaser, for Ps.26.50 in cash per Series B Share, or the U.S. dollar equivalent of Ps.132.50 (based on the U.S.$/Ps. exchange rate on the U.S. Offer Expiration Date (as defined below) as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)) in cash per ADS (the “U.S. Offer Price”), without interest, upon the terms, and subject to the conditions, set forth in this U.S. Offer to Purchase and the related letter of transmittal for Series B Shares (the “Share Letter of Transmittal”) and the related letter of transmittal for ADSs (the “ADS Letter of Transmittal,” together with the Share Letter of Transmittal, the “Letters of Transmittal”) which, together with any amendments or supplements, collectively constitute the “U.S. Offer.” The ADSs were issued under a facility created pursuant to the deposit agreement by and among the Company, JPMorgan Chase Bank, N.A. (the “Depositary”), and all holders from time to time of American depositary receipts evidencing ADSs (“ADRs”) issued thereunder (such deposit agreement, as amended from time to time, the “Deposit Agreement”).

The U.S.$/Ps. exchange rate as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México) for October 29, 2021 was U.S.$1.00 = Ps.20.5297.

This U.S. Offer to Purchase relates to the U.S. Offer and is being sent to all holders of Series B Shares that are residents of, or located in, the United States and to all holders of ADSs, wherever located. Separate offering documents relating to the Mexican Offer are being published in Mexico and made available to all holders of Series

i

B Shares that are not residents of the United States. ADSs MAY NOT BE TENDERED IN THE MEXICAN OFFER.

The U.S. Offer is conditioned upon certain conditions set forth in “The U.S. Offer―Section 11. Conditions to the U.S. Offer” of this U.S. Offer to Purchase (the “U.S. Offer Conditions”). We expressly reserve the right to waive any U.S. Offer Condition. The U.S. Offer is not subject to any financing or minimum tender condition.

A holder of ADSs tendering ADSs in the U.S. Offer will not bear any cancellation fees payable to the Depositary. A holder of ADSs that cancels the ADSs will have to pay cancellation fees to the Depositary. See “Summary Term Sheet―What fees will I have to bear.”

The purpose of the Offers is for Purchaser to acquire as many Series B Shares and/or ADSs as possible. In the event that Purchaser does not acquire all of the outstanding Shares, the Purchaser may, at its election, in accordance with applicable provisions of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), purchase, at the same price (in Ps.) of the U.S. Offer, any Shares that remain outstanding following the Expiration Date of the U.S. Offer. For further information, see “The U.S. Offer―Section 1. The U.S. Offer―Terms of the U.S. Offer.” Any reference to the U.S. Offer or the offer period in this U.S. Offer to Purchase would also include a reference to any such subsequent offering period, if applicable.

The Company has provided to Purchaser its list of stockholders and security position listings for the purpose of disseminating the U.S. Offer to holders of the Shares. This U.S. Offer to Purchase, the related Letters of Transmittal and other related materials will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Shares.

The Company is a Mexican company and Mexican law governs the duties and obligations of the Company’s board of directors. As of the date of this U.S. Offer to Purchase, the Company’s board of directors has not made any recommendation to its shareholders in connection with the Offers. However, under Mexican law, within ten business days after the commencement of the Mexican Offer, the board of directors of the Company is required to prepare and disclose, with the prior opinion of the corporate practices committee, (i) an opinion on the price of the Mexican Offer, (ii) any conflicts of interests which each of the board members may have in connection with the Mexican Offer, and (iii) if each member will tender his or her Series B Shares as part of the Mexican Offer. The opinion of the board of directors of the Company, described in (i) above, may be accompanied by the opinion of a financial advisor. In addition, under U.S. law, within ten business days after the commencement of the U.S. Offer, the Company is required to file with the SEC and distribute to its shareholders a statement indicating whether it recommends in favor of the U.S. Offer, recommends against the U.S. Offer, expresses no position and remains neutral in connection with the U.S. Offer or expresses that it is unable to take a position regarding the U.S. Offer. In each case the Company’s board of directors is required to explain the reasons for its position. This U.S. Offer to Purchase and the related Letters of Transmittal and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) to be filed by the Company within ten days from the date of this U.S. Offer to Purchase with the SEC contain important information and should be read carefully and in their entirety before any decision is made with respect to the U.S. Offer.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The U.S. Offer commenced on November 3, 2021 and will expire at 5:00 p.m., New York City time, on December 7, 2021 (as it may be extended as set forth in this U.S. Offer to Purchase but not including any subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, if applicable, the “Expiration Date”).

This U.S. Offer to Purchase and the Letters of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the U.S. Offer.

November 3, 2021

IMPORTANT

If you wish to tender all or any portion of your Series B Shares and/or ADSs in the U.S. Offer, this is what you must do:

•	if you are a registered holder of ADRs, you must properly complete and duly execute the enclosed ADS Letter of Transmittal and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you intend to tender to Citibank, N.A., the tender agent for the U.S. Offer (the “Tender Agent”), at the address set forth on the back cover of this U.S. Offer to Purchase, such that the Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program (STAMP), the NYSE Medallion Signature Program (SEMP) or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”);

•	if you are a registered holder of uncertificated ADSs on the books of the Depositary, you must properly complete and duly execute the enclosed ADS Letter of Transmittal and deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal to the Tender Agent, at the address set forth on the back cover of this U.S. Offer to Purchase, such that the Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee;

•	if you hold Series B Shares/ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary, you must contact your broker, dealer, commercial bank, trust company or other securities intermediary and give instructions that your Series B Shares/ADSs be tendered;

•	if you are a record holder of Series B Shares, you must properly complete and duly execute the enclosed Share Letter of Transmittal, and all other documents required by the Share Letter of Transmittal, and send such to the Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase. These materials must reach the Tender Agent before 5:00 p.m., New York City time, on the Expiration Date;

•	if you hold Series B Shares directly in book-entry form on the books and records of S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V. (“Indeval”), in order to tender your Series B Shares, you must do so by free delivery as described below. You may have to pay fees and charges in connection with this process. In order to effect a tender of the Series B Shares you own directly or beneficially, you should promptly contact your broker or other Mexican securities intermediary and instruct it to tender such Series B Shares; or

•	if you hold your Series B Shares through a broker, or other Mexican securities intermediary who is not an Indeval participant, such nominee, on your behalf, should promptly contact an Indeval participant and make arrangements for the tender of the Series B Shares into the Indeval account number: 020618499 of Banco Nacional de México, S.A., integrante del Grupo Financiero Banamex (“Citibanamex”) for further credit to account number: 237582 for the account of the Tender Agent, in accordance with the procedures of Indeval on or prior to the expiration of the U.S. Offer.

A valid tender will be deemed to have been received only if (i) the Tender Agent receives a confirmation from Citibanamex, as the custodian, of a free delivery before expiration of the U.S. Offer of the Series B Shares into the Indeval account at Citibanamex for further credit to the account of the Tender Agent and (ii) the Tender Agent has received from the Indeval participant through which such Series B Shares were tendered before the expiration of the U.S. Offer a duly completed and executed U.S. form of acceptance. The free delivery confirmation and executed U.S. form of acceptance must be received by the Tender Agent in accordance with the terms and conditions of the U.S. Offer by 5:00 p.m. New York city time on the Expiration Date.

Detailed instructions are contained in the Share Letter of Transmittal, ADS Letter of Transmittal and in “The U.S. Offer―Section 3. Procedures for Accepting the U.S. Offer and Tendering Shares.” See the back cover of this U.S. Offer to Purchase for contact information for the Tender Agent.

Do NOT send any ADRs, the ADS Letter of Transmittal, the Share Letter of Transmittal or any related documents to Purchaser, Information Agent or the Depositary.

Questions and requests for assistance, including information on how to tender your Series B Shares or ADSs, may be directed to Morrow Sodali Internaional LLC, the information agent for the U.S. Offer (the “Information Agent”), at toll free (800) 662-5200 or opasantander@investor.morrowsodali.com.

See the back cover of this U.S. Offer to Purchase for additional contact information. Requests for additional copies of this U.S. Offer to Purchase, the Letters of Transmittal, and other related materials may also be directed to the Information Agent. A shareholder may also contact such shareholder’s broker, dealer, commercial bank, trust company or other securities intermediary for assistance.

table of contents

Page

Summary Term Sheet		1
Introduction		9
Special Factors		12
1.	Background	12
2.	Purpose of and Reasons for the U.S. Offer; Plans for the Company after the U.S. Offer	14
3.	The Current Status of the Recommendation by the Company’s Board of Directors	16
4.	Position of Purchaser Regarding Fairness of the U.S. Offer	17
5.	Effects of the U.S. Offer	18
6.	Conduct of the Company’s Business if the U.S. Offer Is Not Completed	19
7.	Appraisal Rights; Rule 13e-3	19
8.	Related Party Transactions	19
9.	Interests of Certain Persons in the U.S. Offer	19
The U.S. Offer		21
1.	Terms of the U.S. Offer	21
2.	Acceptance for Payment and Payment for Shares	23
3.	Procedures for Accepting the U.S. Offer and Tendering Shares	24
4.	Withdrawal Rights	28
5.	Material U.S. and Mexican Federal Income Tax Consequences	29
6.	Price Range of ADSs; Dividends	33
7.	Certain Information Concerning the Company	33
8.	Certain Information Concerning Purchaser	36
9.	Source and Amount of Funds	36
10.	Dividends and Distributions	37
11.	Conditions to the U.S. Offer	37
12.	Possible Effects of the U.S. Offer and Delisting Offers on the Market for ADSs; NYSE Listing; Exchange Act Registration; Deposit Agreement Termination; Margin Regulations	38
13.	Certain Legal Matters; Regulatory Approvals	39
14.	Fees and Expenses	39
15.	Miscellaneous	40

v

Summary Term Sheet

Banco Santander, S.A., as Purchaser, is offering to purchase in concurrent separate tender offers all outstanding (i) Series B Shares and (ii) in the U.S. Offer only, ADSs, in each case other than any Series B Shares or ADSs owned directly or indirectly by Purchaser, for Ps.26.50 in cash per Series B Share, or the U.S. dollar equivalent of Ps.132.50 (based on the U.S.$/Ps. exchange rate on the U.S. Offer Expiration Date as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)) in cash per ADS, without interest, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase and the related Letters of Transmittal. A holder of ADSs tendering ADSs in the U.S. Offer will not bear any cancellation fees payable to the Depositary. A holder of ADSs that cancels the ADSs will have to pay cancellation fees to the Depositary.

All U.S. dollar payments to tendering holders of ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. We will not pay interest on the U.S. Offer Price for Series B Shares or ADSs pursuant to the U.S. Offer. This summary term sheet is not meant to be a substitute for the more detailed information contained in the remainder of this U.S. Offer to Purchase and the Letters of Transmittal, and you should carefully read this U.S. Offer to Purchase and the accompanying Letters of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this U.S. Offer to Purchase and in the Letters of Transmittal. We have included in this summary term sheet cross-references to the sections of the U.S. Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. Unless otherwise indicated, all references in this U.S. Offer to Purchase to “we,” “our” or “us” refer to Purchaser. The information concerning the Company contained herein and elsewhere in this U.S. Offer to Purchase has been provided to Purchaser by the Company or has been taken from or is based upon publicly available documents or records of the Company on file with the SEC or other public sources at the time of the U.S. Offer. Purchaser has not independently verified the accuracy or completeness of such information.

Who is offering to buy my securities?

Banco Santander, S.A. is a company organized under the laws of the Kingdom of Spain. As of the date of this U.S. Offer to Purchase, we own, directly or indirectly, approximately 91.64 % of the Company’s total capital, consisting of 3,464,309,145 Series F shares (or 100% of the total outstanding Series F shares of the Company) and 2,755,660,531 Series B Shares (or 82.93% of the total outstanding Series B shares). Further details on our affiliation with the Company can be found in Schedule 13G/A filed with the SEC on February 4, 2020. See also “The U.S. Offer―Section 8. Certain Information Concerning Purchaser.”

What securities are you offering to purchase?

We are offering to purchase, on the terms and subject to the satisfaction and/or waiver of certain conditions as set out in this U.S. Offer to Purchase and the Letters of Transmittal, all of the outstanding Series B Shares, including Series B Shares represented by ADSs, that Purchaser or its affiliates do not already own. See the “Introduction” to this U.S. Offer to Purchase, “The U.S. Offer—Section 1. Terms of the U.S. Offer.” and “The U.S. Offer—Section 11. Conditions to the U.S. Offer.”

How much are you offering to pay for my Series B Shares and ADSs, and what is the form of payment?

We are offering to pay Ps.26.50 in cash per Series B Share or, in the U.S. Offer only, the U.S. dollar equivalent of Ps.132.50 (based on the U.S.$/Ps. exchange rate on the U.S. Offer Expiration Date as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)) in cash per ADS, upon the terms, and subject to the conditions, set forth in this U.S. Offer to Purchase and the related Letters of Transmittal. All U.S. dollar payments to tendering holders of ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. We will not pay interest on the U.S. Offer Price for Series B Shares or ADSs pursuant to the U.S. Offer.

Will I have to pay any brokerage fees or commissions?

If you are the record owner of Series B Shares or ADSs and you tender your securities to us in the U.S. Offer, you will not have to pay brokerage fees or similar expenses. If you beneficially own Series B Shares or ADSs through a broker or other securities intermediary, and your broker or other securities intermediary tenders your securities on your behalf, you will be responsible for any fees or commissions they may charge you in connection with such tender. In addition, you will be responsible for all governmental charges and taxes payable in connection with tendering your Series B Shares or ADSs.

A holder of ADSs tendering ADSs in the U.S. Offer will not bear any cancellation fees payable to the Depositary. A holder of ADSs that cancels the ADSs will have to pay cancellation fees to the Depositary. You should consult your broker or securities intermediary to determine whether any charges will apply.

See also below “What fees will I have to bear?” and “Introduction.”

Do you have the financial resources to make payment?

Yes. We have sufficient resources available to us to make the payment for your Shares. Based upon the Company’s filings with the SEC and more recent information provided to us by the Company, we estimate the total amount of funds necessary to purchase all of the outstanding Series B Shares and ADSs pursuant to the U.S. Offer, to be approximately Ps.14,876 million (approximately $732 million based on the U.S.$/Ps. exchange rate as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México) for October 29, 2021), excluding related transaction fees, costs and expenses.

For further information, see also “The U.S. Offer—Section 9. Source and Amount of Funds.”

Is your financial condition material to my decision to tender in the U.S. Offer?

No. Our financial condition should not be relevant to your decision whether to tender Series B Shares and/or ADSs into the U.S. Offer because:

•	you will receive payment solely in cash for any Series B Shares or ADSs that you tender into the U.S. Offer;

•	the U.S. Offer is for 100% of the outstanding Series B Shares and ADSs;

•	as described above, we have sufficient funds to purchase all Series B Shares and ADSs validly tendered, and not validly withdrawn, in the U.S. Offer; and

•	the consummation of the U.S. Offer is not subject to any financing or minimum tender condition.

See also “Introduction,” “Special Factors—Section 5. Effects of the U.S. Offer,” “The U.S. Offer—Section 9. Source and Amount of Funds” and “The U.S. Offer—Section 11. Conditions to the U.S. Offer” for further information.

What are the most significant conditions to the U.S. Offer?

The U.S. Offer is subject to the conditions set forth in “The U.S. Offer—Section 11. Conditions to the U.S. Offer” section of this U.S. Offer to Purchase, including, without limitation, that all governmental approvals and authorizations required in connection with the Offers shall have been obtained and shall have not been revoked or amended, modified or supplemented in any way that could reasonably be expected to materially impede or interfere with, delay, postpone or materially and adversely affect the completion of the Offers; the absence of any governmental, judicial, legislative or regulatory developments (or threat thereof) that would adversely impact the ability to consummate the Offers or which entail additional risks; the absence of any material adverse change (or any condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations, cash flows or prospects of the Company or any of its subsidiaries, and the satisfaction of other customary conditions. Consummation of the U.S. Offer is not conditioned on obtaining financing or any minimum tender threshold.

Is there an agreement governing the U.S. Offer?

No. There is no agreement in place between Purchaser and the Company governing the U.S. Offer.

What does the Company’s Board think of the U.S. Offer?

Banco Santander México, S.A., Institución de Banca Múltiple, Grupo Financiero Santander México is a Mexican company and Mexican law governs the duties and obligations of the Company’s board of directors. As of the date of this U.S. Offer to Purchase, the Company’s board of directors has not made any recommendation to its shareholders in connection with the Offers. However, under Mexican law, within ten business days after the commencement of the Mexican Offer, the board of directors of the Company is required to prepare and disclose, with the prior opinion of the corporate practices committee, (i) an opinion on the price of the Mexican Offer, (ii) any conflicts of interests which each of the board members may have in connection with the Mexican Offer, and (iii) if each member will tender his or her Series B Shares as part of the Mexican Offer. The opinion of the board of directors of the Company, described in (i) above, may be accompanied by the opinion of a financial advisor. In addition, under U.S. law, within ten business days after the commencement of the U.S. Offer, the Company is required to file with the SEC and distribute to its shareholders a statement indicating whether it recommends in favor of the U.S. Offer, recommends against the U.S. Offer, expresses no position and remains neutral in connection with the U.S. Offer or expresses that it is unable to take a position regarding the U.S. Offer. In each case the Company’s board of directors is required to explain the reasons for its position. See “Introduction,” “Special Factors—Section 1. Background” and “Special Factors—Section 3. The Current Status of the Recommendation by the Company’s Board of Directors.” A more complete description of the Company’s board of directors’ recommendation of the U.S. Offer will be set forth in the Schedule 14D-9 to be filed by the Company with the SEC and furnished to shareholders of the Company in connection with the U.S. Offer.

What is your position as to the fairness of the U.S. Offer?

We believe that the U.S. Offer is in the best interest of the Company and its shareholders, and is fair to all of the shareholders of the Company other than Purchaser and its affiliates who own Shares (the “Unaffiliated Shareholders”), based upon the factors set forth under “Special Factors—Section 4. Position of Purchaser Regarding Fairness of the U.S. Offer.”

What is the market value of my Series B Shares/ADSs as of a recent date?

On March 25, 2021, the last trading day before Purchaser announced a non-binding proposal to acquire all of the Series B Shares and ADSs for Ps.24.00 in cash per Series B Share or, in the U.S. Offer only, the U.S. dollar equivalent of Ps.120.00 (based on the U.S.$/Ps. exchange rate on the U.S. Offer Expiration Date as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)), the closing price of the ADSs reported on the New York Stock Exchange (“NYSE”) was $4.69 per ADS. On October 28, 2021, the last trading day before Purchaser announced an increase in the U.S. Offer Price to Ps.26.50 in cash per Series B Share or, in the U.S. Offer only, the U.S. dollar equivalent of Ps. 132.50 (based on the U.S.$/Ps. exchange rate on the U.S. Offer Expiration Date as published in the Federal Official Gazette by the Mexican Central Bank), the closing price of the ADSs reported on NYSE was $5.75 per ADS. On October 29, 2021, the closing sales price of the ADSs on NYSE was $6.45 per ADS.

Do you have interests in the U.S. Offer that are different from my interests as a shareholder of the Company?

Yes. Our interests in the U.S. Offer are different from those of security holders of the Company being asked to tender their Shares in the U.S. Offer. If you tender your Shares in the U.S. Offer, you would cease to have any interest in the Company and would not have the opportunity to participate in the future earnings or growth, if any, of the Company and would not bear the burden of a future decrease, if any, in the value of the Company. In contrast, we would benefit from any future increase in the value of the Company and would also bear the burden of any future decrease in the value of the Company.

See “Special Factors—Section 2. Purpose of and Reasons for the U.S. Offer; Plans for the Company after the U.S. Offer.”

Is this the first step in a going-private transaction?

Following the expiration of the Offers (including any subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, if applicable), Purchaser, may elect to, or if required by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) (“CNBV”) will, cause the

Company to undertake a vote (the “Delisting Offer Vote”) by the Company’s shareholders (including the Purchaser and its affiliates who hold Shares) on whether the Company should proceed with delisting the Series B Shares from the Bolsa Mexicana de Valores, S.A.B. de C.V. (the “Mexican Stock Exchange” or “BMV”).

As of the date of this U.S. Offer to Purchase, the Purchaser has not made a determination whether it will seek a Delisting Offer Vote, which determination will depend in part on the number of Shares acquired in the Offers and market conditions at the time. If the Delisting Offer Vote is held and the Delisting Offer Vote receives the approval of at least 95% of the Shares (including the Shares then held by Purchaser and its affiliates, which at such time may equal or exceed 95%) (the “Delisting Offer Required Approval”), the Purchaser will undertake a separate subsequent delisting tender offer in Mexico (the “Mexican Delisting Offer”) and in the United States (the “U.S. Delisting Offer,” and together with the Mexican Delisting Offer, the “Delisting Offers”).

As of the date of this U.S. Offer to Purchase, Purchaser has not considered the price to be offered in any potential Delisting Offer. There can be no assurance that the Delisting Offers will take place and, if the Delisting Offers does take place, that the price of such offers would be the same as the U.S. Offer Price. In the event the Purchaser proceeds with the Delisting Offers, the price to be paid per Share in the Delisting Offers would be subject to certain minimum price requirement in accordance with the Ley del Mercado de Valores (the “Mexican Securities Market Law” or “LMV”).

In the event the Purchaser proceeds with the Delisting Offers, the Shares will be delisted from the BMV and the Company’s reporting obligations in Mexico will cease. In addition, if the Purchaser proceeds with the Delisting Offers, the Purchaser will take or cause the Company to take certain actions to delist the Shares and suspend the public reporting obligations of the Company in the United States, including, but not limited to, the termination of the Deposit Agreement in accordance with its terms (the “Deposit Agreement Termination”), the delisting of the ADSs from the NYSE (the “NYSE Delisting”), the deregistration of the Series B Shares under the Securities Exchange Act (the “SEC Deregistration”) and the termination of reporting requirements under the Exchange Act.

In the event the Purchaser proceeds with the Delisting Offers, if you do not tender your Series B Shares or ADSs in the U.S. Offer and continue after expiration of the U.S. Offer and the Delisting Offers to hold Series B Shares, you would remain a shareholder of the Company. However, at such time, there may be no market for your Series B Shares and you would have limited rights to information. In addition, after the NYSE Delisting, the Company would no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of the NYSE.

What will happen if the CNBV requires the Purchaser to launch a Mexican Delisting Offer or the Purchaser holds close to 95% or more of the Shares following the Offers and elects to launch a Mexican Delisting Offer after obtaining the Delisting Offer Required Approval?

In addition to delisting and ceasing to report in Mexico, the Purchaser would commence a U.S. Delisting Offer and will seek to have the Company terminate the Deposit Agreement and instruct the Depositary to send a notice to ADS holders notifying them of the Deposit Agreement Termination. Following the Deposit Agreement Termination, the Depositary would be permitted to, in accordance with the terms of the Deposit Agreement then in effect, sell any remaining Series B Shares then held by it (which are represented by any ADSs that have not been surrendered for cancellation) in one or more Depositary Sales. The Depositary would be permitted to hold uninvested the net proceeds of any such Depositary Sale, together with any other cash then held by it under the Deposit Agreement, in an unsegregated account and without liability for interest for the pro rata benefit of the holders whose ADSs had not theretofore been surrendered for cancellation and would remit the proceeds of any Depositary Sale, to the holders of ADSs then outstanding. Any Depositary Sale would be at the sole discretion of the Depositary and, at the sole discretion of the Depositary, could be made in open market transactions. Following the Deposit Agreement Termination, the Depositary would no longer provide services in respect of the ADSs, including registration of any transfers of ADSs, except for services with respect to distributions and shareholder meetings, if any. Therefore, subject to any applicable surrender or withdrawal rights, an ADS holder would not receive any underlying Series B Shares.

Additionally, the Purchaser would seek to cause the Company to proceed with the NYSE Delisting and the deregistration of the Series B Shares and termination of reporting requirements under the Mexican Securities Market Law, the secondary provisions derived therefrom and the internal regulations of the BMV, as well as under the Exchange Act. Upon completion of the Deposit Agreement Termination and the NYSE Delisting, the ADSs would no longer be tradeable and there would be no listing of any securities of the Company on any stock exchange in the United States or elsewhere. Additionally, if at any time after the U.S. Offer there are fewer than 300 holders of Series B Shares of record, the Purchaser would seek to cause the Company to pursue the SEC Deregistration.

In the event the Purchaser proceeds with the Delisting Offers, if you do not tender your Series B Shares or ADSs in the U.S. Offer and continue after expiration of the U.S. Offer and the Delisting Offers to hold Series B Shares, you would remain a shareholder of the Company. However, at such time, there may be no market for your Series B Shares and you would have limited rights to information. In addition, after the NYSE Delisting, the Company would no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of the NYSE.

See also “Special Factors―Section 5. Effects of the U.S. Offer,” “Special Factors―Section 6. Conduct of the Company’s Business if the U.S. Offer Is Not Completed” and “The U.S. Offer―Section 12. Possible Effects of the U.S. Offer on the Market for ADSs; NYSE Listing; Exchange Act Registration; Deposit Agreement Termination; Margin Regulations.”

What actions is the Purchaser considering if the Purchaser obtains close to 95% or more of the Shares of the Company?

If after consummation of the Offers, the Purchaser holds close to 95% of the outstanding Shares, it may cause, at its election, the Company to undertake the Delisting Offer Vote. As of the date of this U.S. Offer to Purchase, the Purchaser has not made a determination whether it will seek a Delisting Offer Vote.

Do I need to do anything to retain my Series B Shares or ADSs?

No. If you want to retain your Series B Shares or ADSs, you do not need to take any action. However, if after the expiration of the U.S. Offer we proceed with a Delisting Offers, then following the Deposit Agreement Termination, the Depositary will no longer provide services in respect of the ADSs. Accordingly, after the Deposit Agreement Termination each holder would be limited to surrender or withdrawal rights with respect to such ADSs.

What fees will I have to bear?

A holder of ADSs tendering ADSs in the U.S. Offer will not bear any cancellation fees payable to the Depositary. A holder of ADSs that cancels the ADSs will have to pay cancellation fees to the Depositary.

How long do I have to decide whether to tender in the U.S. Offer? Can the U.S. Offer be extended?

You will have until 5:00 p.m., New York City time, on December 7, 2021 (unless extended or earlier terminated), to tender your Series B Shares and/or ADSs. See “The U.S. Offer—Section 1. Terms of the U.S. Offer.” Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a “guaranteed delivery” procedure, which is described in this U.S. Offer to Purchase. “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Shares.”

If any of the U.S. Offer Conditions has not been satisfied or waived at the Expiration Date, we may extend the U.S. Offer for one or more periods to permit such U.S. Offer Condition to be satisfied. We are also required to extend the U.S. Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or by any rule, regulation or position of NYSE or by any applicable U.S. federal securities law. If we extend the U.S. Offer, we will inform Citibank, N.A., which is the Tender Agent for the U.S. Offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the U.S. Offer was scheduled to expire. Purchaser may provide for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act. Please be aware that if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, they may require advance notification before the Expiration Date of the U.S. Offer in order to be able to tender your Shares prior to the expiration of the U.S. Offer. See “The U.S. Offer—Section 1. Terms of the U.S. Offer,” “The U.S. Offer—Section 2. Acceptance of Payment and Payment for Shares” and “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Shares.”

Will there be a subsequent offering period? If so, when will such period begin?

Purchaser may provide for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act. After the Expiration Date, if all of the U.S. Offer Conditions have been satisfied or, to the extent legally permitted, waived by that time, we may provide for a subsequent offering period during which tenders of Series B Shares and ADSs will be accepted. If Purchaser elects to provide for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, you will have limited withdrawal rights during the subsequent offering period, as described under “The U.S. Offer—Section 4. Withdrawal Rights,” and when we commence the subsequent offering period, we will inform the Tender Agent of that fact, and will issue a press release announcing the subsequent offering period no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Subsequent U.S. Offering Period.”

Can I tender my Series B Shares and/or ADSs into the U.S. Offer?

If you are a holder of ADSs or are a U.S. holder of Series B Shares, you can tender them into the U.S. Offer, and you will receive Ps.26.50 in cash per Series B Share, or the U.S. dollar equivalent of Ps.132.50 (based on the U.S.$/Ps. exchange rate on the U.S. Offer Expiration Date as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)) in cash per ADS, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase and in the related Letters of Transmittal, as applicable. If you are a non-U.S. holder of Series B Shares, you cannot tender into the U.S. Offer and will instead need to tender into the Mexican Offer and receive Ps.26.50 in cash per Series B Share.

Can I tender my ADSs in the Mexican Offer?

No. Holders of ADSs may only tender their ADSs in the U.S. Offer through the Tender Agent and are not eligible to directly tender their ADSs into the Mexican Offer.

If I am a U.S. holder of Series B Shares, can I tender my Series B Shares in the Mexican Offer?

Yes. Any U.S. Holder of Series B Shares holding such Series B Shares through a Mexican broker or other Mexican securities intermediary may tender such Series B Shares in the Mexican Offer through such U.S. Holder’s Mexican broker or other Mexican securities intermediary, pursuant to the terms and conditions set forth in the offering memorandum (folleto informativo) related to such Mexican Offer, which may be found in the websites of the BMV (www.bmv.com.mx), the CNBV (www.gob.mx/cnbv) and the Purchaser (www.santander.com).

How do I participate in the U.S. Offer?

If you wish to accept the U.S. Offer, this is what you must do:

•	if you are a registered holder of ADRs, you must properly complete and duly execute the enclosed ADS Letter of Transmittal and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you intend to tender to the Tender Agent, such that the Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed by a Medallion Guarantee;

•	if you are a registered holder of uncertificated ADSs on the books of the Depositary, you must properly complete and duly execute the enclosed ADS Letter of Transmittal and deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal to the Tender Agent, such that the Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee; or

•	if you hold Series B Shares/ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary, you must contact your broker, dealer, commercial bank, trust company or other securities intermediary and give instructions that your Series B Shares/ADSs be tendered.

•	if you are a record holder of Series B Shares, you must properly complete and duly execute the enclosed Share Letter of Transmittal, and all other documents required by the Share Letter of Transmittal, and send such to the Tender Agent for the U.S. Offer. These materials must reach the Tender Agent before 5:00 p.m., New York City time, on the Expiration Date;

•	if you hold Series B Shares directly in book-entry form on the books and records of S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V., in order to tender your Series B Shares you must do so by free delivery as described below. You may have to pay fees and charges in connection with this process. In order to effect a tender of the Series B Shares you own directly or beneficially, you should promptly contact your broker or other Mexican securities intermediary and instruct it to tender such Series B Shares; or

•	if you hold your Series B Shares through a broker, or other Mexican securities intermediary who is not an Indeval participant, such nominee, on your behalf, should promptly contact an Indeval participant and make arrangements for the tender of the Series B Shares into the Indeval account number: 020618499 of Citibanamex for further credit to account number: 237582 for the account of the Tender Agent, in accordance with the procedures of Indeval on or prior to the expiration of the U.S. Offer.

A valid tender will be deemed to have been received only if (i) the Tender Agent receives a confirmation from Citibanamex, as the custodian, of a free delivery before expiration of the U.S. Offer of the Series B Shares into the Indeval account at Citibanamex for further credit to the account of the Tender Agent and (ii) the Tender Agent has received from the Indeval participant through which such Series B Shares were tendered before the expiration of the U.S. Offer a duly completed and executed U.S. form of acceptance. The free delivery confirmation and executed U.S. form of acceptance must be received by the Tender Agent in accordance with the terms and conditions of the U.S. Offer by 5:00 p.m. New York city time on the expiration date.

In any case, the Tender Agent must receive all required documents prior to the Expiration Date, which is 5:00 p.m., New York City time, on December 7, 2021, unless the U.S. Offer is extended. See “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Shares.” See the back cover of this U.S. Offer to Purchase for additional contact information for the Tender Agent.

When and how will I be paid for my tendered Shares?

If the conditions to the U.S. Offer set forth in “The U.S. Offer—Section 11—Conditions to the U.S. Offer” are satisfied or waived as of the expiration of the U.S. Offer, we will accept for payment and pay for all validly tendered and not validly withdrawn Shares as promptly as practicable after the date of expiration of the U.S. Offer.

If Purchaser elects to provide for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, Purchaser will pay for all validly tendered Shares during such subsequent offering period promptly after such Shares are tendered.

We will pay for your validly tendered and not validly withdrawn Shares by depositing the purchase price with the Tender Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Tender Agent of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in “The U.S. Offer—Section 3—Procedures for Accepting the U.S. Offer and Tendering Shares”), a properly completed and duly executed Share Letter of Transmittal, as applicable, (or facsimile thereof) and any other required documents for such Shares.

The holders of Series B Shares who have validly tendered and have not validly withdrawn such shares in connection with the U.S. Offer will be paid will be paid Ps.26.50 in cash per Series B Share. The holders of ADSs who have validly tendered and have not validly withdrawn such ADSs in connection with the U.S. Offer will be paid the U.S. dollar equivalent of Ps.132.50 (based on the U.S.$/Ps. exchange rate on the U.S. Offer Expiration Date as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)) in cash per ADS.

Until what time may I withdraw previously tendered Series B Shares/ADSs?

You may withdraw Series B Shares/ADSs at any time prior to the Expiration Date and, if we have not accepted your Series B Shares/ADSs for payment by January 2, 2022 (which is the 60th day after the date of the commencement of the U.S. Offer), you may withdraw them at any time after that date until we accept Series B Shares/ADSs for payment.

If Purchaser elects to provide for a subsequent offering period following the Expiration Date in accordance with Rule 14d-11 promulgated under the Exchange Act, you will have limited withdrawal rights with respect to any Series B Shares/ADSs you have tendered in such subsequent offering period. Series B Shares/ADSs tendered pursuant to the U.S. Offer during a subsequent offering period may be withdrawn at any time prior to 5:00 p.m., New York City time, on the date of the tender of such Series B Shares/ADSs.

How do I withdraw previously tendered Series B Shares/ADSs?

To withdraw Series B Shares/ADSs, you must deliver an executed written notice of withdrawal, or a facsimile of one, with the required information to the Tender Agent while you still have the right to withdraw the Series B Shares/ADSs. See “The U.S. Offer—Section 4. Withdrawal Rights.”

Are appraisal rights available in the U.S. Offer?

Holders of Series B Shares or ADSs will not have appraisal rights in connection with the U.S. Offer. See “Special Factors—Section 7. Appraisal Rights; Rule 13e-3.”

Generally, what are the material United States federal income tax consequences of tendering Series B Shares/ADSs?

Generally, if you are a U.S. Holder, the sale of your Series B Shares/ADSs pursuant to the U.S. Offer will be a taxable transaction for United States federal income tax purposes. Further, the sale of your Series B Shares/ADSs pursuant to the U.S. Offer will be a taxable transaction for Mexican federal income tax purposes. See “The U.S. Offer—Section 5. Material U.S. and Mexican Federal Income Tax Consequences.” We urge holders of Series B Shares/ADSs to consult their own tax advisors about the tax consequences of the U.S. Offer in light of their particular circumstances.

To whom may I speak if I have questions about the U.S. Offer?

You may call Morrow Sodali International LLC, the Information Agent for the U.S. Offer, toll free at (800) 662-5200 for assistance. Banks and brokers may call +1 (203) 658-9400. See the back cover of this U.S. Offer to Purchase for additional contact information.

To the Holders of Series B Shares and ADSs:

Introduction

Banco Santander, S.A., a company organized under the laws of the Kingdom of Spain, as Purchaser, hereby offers to purchase all the issued and outstanding (i) Series B Shares and (i) in the U.S. Offer only, ADSs, in each case other than any Series B Shares or ADSs owned directly or indirectly by Purchaser, for Ps.26.50 in cash per Series B Share, or the U.S. dollar equivalent of Ps.132.50 (based on the U.S.$/Ps. exchange rate on the U.S. Offer Expiration Date as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)) in cash per ADS, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase and in the related Letters of Transmittal. All U.S. dollar payments to tendering holders of ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. We will not pay interest on the U.S. Offer Price for Series B Shares or ADSs pursuant to the U.S. Offer.

A holder of ADSs tendering ADSs in the U.S. Offer will not bear any cancellation fees payable to the Depositary. A holder of ADSs that cancels the ADSs will have to pay cancellation fees to the Depositary.

Purchaser will bear the cancellation fee when surrendering ADSs to the Depositary for cancellation. Tendering shareholders who are the record owners of Series B Shares/ADSs would not be obligated to pay brokerage fees or commissions on the purchase of Series B Shares/ADSs by Purchaser pursuant to the U.S. Offer. Shareholders who hold their Series B Shares/ADSs through a bank or broker should check with such institution as to whether the institution will charge any service fees. However, if you fail to provide a Form W-9 or the appropriate Form W-8, as applicable, you may be subject to a required backup withholding of federal United States income tax. See “The U.S. Offer—Section 5. Material U.S. and Mexican Federal Income Tax Consequences.” Purchaser will pay all charges and expenses of Citibank, N.A., as the Tender Agent, and Morrow Sodali International LLC, as the Information Agent, incurred in connection with the U.S. Offer and in accordance with the terms of the agreements entered into by and between Purchaser, Purchaser or any affiliate thereof, and each such person. See “The U.S. Offer—Section 14. Fees and Expenses.”

The U.S. Offer is subject to the conditions set forth in “The U.S. Offer—Section 11. Conditions to the U.S. Offer.” section of this U.S. Offer to Purchase, including, without limitation, that all governmental approvals and authorizations required in connection with the Offers shall have been obtained and shall have not been revoked or amended, modified or supplemented in any way that could reasonably be expected to materially impede or interfere with, delay, postpone or materially and adversely affect the completion of the Offers, the absence of any governmental, judicial, legislative or regulatory developments (or threat thereof) that would adversely impact the ability to consummate the Offers or which entail additional risks; the absence of any material adverse change (or any condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations, cash flows or prospects of the Company or any of its subsidiaries, and the satisfaction of other customary conditions. The U.S. Offer is not subject to any financing or minimum tender condition. For the U.S. Offer Conditions, see “The U.S. Offer—Section 11. Conditions to the U.S. Offer.” We expressly reserve the right to waive any U.S. Offer Condition.

According to the Company, as of August 17, 2021, its capital stock consists of 6,786,994,357 shares issued and outstanding, represented by 3,322,685,212 Series B Shares and 3,464,309,145 Series F shares, all of which are book-entry shares, fully paid and of a par value of Ps.3.780782962 each. In addition as of August 17, 2021, the Company has 331,811,068 Series F shares and 318,188,932 Series B Shares authorized, unsubscribed and held in treasury. As of the date of this U.S. Offer to Purchase, Purchaser beneficially owns, directly or indirectly, approximately 91.64% of the Company’s total capital, consisting of 3,464,309,145 Series F shares (or 100% of the total outstanding Series F shares of the Company) and 2,755,660,531 Series B Shares (or 82.93% of the total outstanding Series B shares).

The purpose of the Offers is for Purchaser to acquire as many Series B Shares and/or ADSs as possible. In the event that Purchaser does not acquire all of the outstanding Shares, the Purchaser may, at its election, in accordance with applicable provisions of Rule 14d-11 under the Exchange Act, purchase, at the same price (in Ps.) of the U.S. Offer, any Shares that remain outstanding following the Expiration Date of the U.S. Offer. For further information, see “The U.S. Offer—Section 1. Terms of the U.S. Offer—Subsequent U.S. Offering Period.” Any reference to the U.S. Offer or the offer period in this U.S. Offer to Purchase would also include a reference to any such subsequent offering period, if applicable.

Following the expiration of the Offers (including any subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, if applicable), the CNBV may require the Purchaser to undertake the Delisting Offer Vote. If at least 95% of the outstanding Shares are voted in favor of the Delisting Offer Vote, the Purchaser will undertake the Delisting Offers.

As of the date of this U.S. Offer to Purchase, the Purchaser has not made a determination whether it will seek a Delisting Offer Vote, which determination will depend in part on the number of Shares acquired in the Offers and market conditions at the time. If the Delisting Offer Vote is held and the Delisting Offer Vote receives Delisting Offer Required Approval the Purchaser will undertake the Delisting Offers.

In the event the Purchaser proceeds with the Delisting Offers, the Shares will be delisted in Mexico and the Company’s reporting obligations in Mexico will cease. In addition, if the Purchaser proceeds with the Delisting Offers, the Purchaser will take or cause the Company to take certain actions to delist the Shares and suspend the public reporting obligations of the Company in the United States, including, but not limited to, the termination of the Deposit Agreement in accordance with its terms, the NYSE Delisting, the SEC Deregistration and the termination of reporting requirements under the Exchange Act.

In the event the Purchaser proceeds with the Delisting Offers, if you do not tender your Series B Shares or ADSs in the U.S. Offer and continue after expiration of the U.S. Offer and the Delisting Offers to hold Series B Shares, you would remain a shareholder of the Company. However, at such time, there may be no market for your Series B Shares and you would have limited rights to information. In addition, after the NYSE Delisting, the Company would no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of the NYSE.

See also “Special Factors—Section 5. Effects of the U.S. Offer,” and “Special Factors—Section 7. Appraisal Rights; Rule 13e-3” for further information.

Cautionary Statement Regarding Forward-Looking Statements

This U.S. Offer to Purchase includes certain “forward-looking statements.” These statements may be identified by words like expect, project, anticipate, should, intend, probability, risk, target, goal, objective, estimate, future and similar expressions and include, but are not limited to, statements that are predictive in nature and depend upon or refer to future events, conditions, circumstances or the future performance of Purchaser or the Company or their respective affiliates, including as a result of the implementation of the transactions described herein. These statements are based on management’s current expectations and are inherently subject to uncertainties and changes in circumstance and a number of risks, uncertainties and other important factors may cause actual developments and results to differ materially from expectations. Risks and uncertainties include, among other things, risks related to the U.S. Offer, including uncertainties as to how many of the Company’s shareholders will tender their shares in the U.S. Offer; general economic or industry conditions of areas where Purchaser or the Company have significant operations or investments (such as a worse economic environment; higher volatility in capital markets; inflation or deflation; changes in demographics, consumer spending, investment or saving habits; and the effects of the covid-19 pandemic on the global economy); exposure to various market risks (particularly interest rate risk, foreign exchange rate risk, equity price risk and risks associated with the replacement of benchmark indices); potential losses from early repayments on loan and investment portfolios, declines in value of collateral securing loan portfolios, and counterparty risk; political stability in Spain, the United Kingdom, other European countries, Latin America and the U.S.; changes in legislation, regulations, taxes, including regulatory capital and liquidity requirements, especially in view of the UK exit of the European Union and increased regulation in response to financial crisis; the ability to integrate successfully acquisitions and related challenges that result from the inherent diversion of management’s focus and resources from other strategic opportunities and operational matters; and changes in access to liquidity and funding on acceptable terms, in particular if resulting from credit spread shifts or downgrades in credit ratings; and other risks and uncertainties discussed in (i) the Company’s filings with the SEC, including the “Risk Factors” and “Special Note Regarding Forward-Looking Statements” sections of the Company’s most recent annual report on Form 20-F and (ii) Purchaser’s filings with the SEC, including the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections of Purchaser’s most recent annual report on Form 20-F. You can obtain copies of Purchaser’s and the Company’s filings with the SEC for free at the SEC’s website (www.sec.gov). Other factors that may cause actual results to differ materially include those that will be set forth in the Tender Offer Statement on Schedule TO, the Solicitation/Recommendation Statement on Schedule 14D-9 and other tender offer documents filed by Purchaser and the Company. All forward-looking statements in this U.S. Offer to Purchaser are qualified in their entirety by this cautionary statement.

This U.S. Offer to Purchase and the related Letters of Transmittal contain important information and should be read carefully before any decision is made with respect to the U.S. Offer.

This U.S. Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, the Company’s shareholders.

Special Factors

1.       Background

Purchaser initially acquired the Company in 1997. In 2002, Bank of America bought 24.9% of Grupo Financiero Santander México, S.A. de C.V. (“Grupo Financiero Santander Mexico”) stake owned by Purchaser, and which Purchaser subsequently bought back in 2010. Two years later, in September 2012, Purchaser launched a public offering of 24.9% of the equity securities of Grupo Financiero Santander Mexico, which resulted in Purchaser owning, directly or indirectly, approximately 75% of the Company’s total capital immediately following the consummation of such public offering.

On April 12, 2019, Purchaser publicly announced an exchange offer to acquire all the issued and outstanding Series B Shares and ADSs, in each case other than any Shares owned directly or indirectly by Purchaser. The exchange ratio was fixed at 0.337 of a Purchaser ordinary share for each Series B Share and 1.685 Purchaser ordinary shares or ADSs for each ADS.

The exchange offer expired on September 6, 2019, resulting in Purchaser’s shareholding in the Company increasing from approximately 75% to 91.64% of its share capital, immediately following the consummation of such exchange offer.

        As part of the regular review of Purchaser’s businesses, the board of directors and senior management of Purchaser review its long-term strategic goals and potential ways to address strategic imperatives and industry developments. As part of this process, senior management regularly considers potential opportunities for business combinations, acquisitions, dispositions, joint ventures, strategic partnerships, internal restructurings and other strategic alternatives.

        In connection with Purchaser’s ongoing review process, beginning in February 2021, Purchaser’s senior management, including certain executive board members, began to consider the potential acquisition of the remaining equity securities of the Company that Purchaser does not already own. Purchaser’s senior management believed that a potential acquisition of the equity securities of the Company that Purchaser did not own would be consistent with Purchaser’s goal to deploy more capital in the Americas and to continue to increase the weight of markets with structural growth in Purchaser’s business portfolio, while at the same time eliminating the inefficiency of incurring the costs of a public company with only a small base of public shareholders.

        Beginning on February 8, 2021, members of Purchaser’s senior management and representatives of Davis Polk & Wardwell LLP (“DPW”), Purchaser’s U.S. external counsel, and Creel, García-Cuéllar, Aiza y Enríquez, S.C. (“Creel”), Purchaser’s Mexican external counsel, held several discussions regarding a potential acquisition of the equity securities of the Company, including discussions of the potential transaction structure, timeline and required documentation.

        On February 18, 2021, Jose Luis de Mora, the Global Head of Strategy and Corporate Development of Purchaser, informed Hector Grisi, chief executive officer of the Company, that Purchaser was considering making an offer to acquire for cash the equity securities of the Company that it did not directly or indirectly own and seeking delisting of the equity securities of the Company from the BMV and the NYSE. Mr. de Mora highlighted the confidential nature of the potential offer and indicated to Mr. Grisi that Purchaser’s board of directors had not yet approved a transaction and therefore there could be no assurance that Purchaser would proceed with an offer. Mr. de Mora explained that, taking into consideration that any potential transaction would in most scenarios include a delisting of the equity securities of the Company, Purchaser’s intention was to engage with the Company to structure a potential transaction before making a final decision.

On February 19, 2021, Purchaser entered into a confidentiality agreement with the Company in connection with the proposed offer.

On February 25, 2021, members of the Company’s senior management and representatives of Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”), the Company’s U.S. external counsel, and Ritch, Mueller, Heather y Nicolau, S.C. (“RMHyN”), the Company’s Mexican external counsel, held several discussions regarding a potential acquisition of the equity securities of the Company.

On March 8, 2021, the Executive Committee of the Purchaser’s board of directors (“Purchaser’s Executive Committee”) held a meeting to consider the transaction.

On March 9, 2021, Purchaser delivered to the Company’s board of directors (the “Board”)a preliminary non-binding proposal (the “Initial Proposal”), announcing its intent to acquire all of the Series B Shares, including Series B Shares represented by ADSs, for a purchase price of Ps.23.40 in cash per Series B Share, or Ps.117 in cash per ADS, in each case assuming the Company would not make any distribution to shareholders in the form of dividends or otherwise before settlement of the Offers and accordingly adjusted for any such dividends paid on the Series B Shares prior to completion of the acquisition.

On March 9, 2021, the independent directors of the Board held an initial meeting to consider the terms of the Initial Proposal. Then on March 16, 2021 following discussions between the Board and senior management of the Company with the Purchaser the independent directors of the Board held another meeting to consider the terms of the Initial Proposal.

On March 17, 2021, the Purchaser’s Risk and Audit Committee of the Purchaser’s board of directors held a meeting to consider the transaction.

On March 22, 2021, after having been authorized by Purchaser’s Executive Committee, the Purchaser delivered to the Board an amended preliminary non-binding proposal (the “Amended Proposal” and together with the Initial Proposal, the “Original Proposals”), announcing its intent to increase the price per to be paid for the Shares as indicated in the Initial Proposal to Ps.24.00 in cash per Series B Share, or Ps.120.00 in cash per ADS or, if higher, the book value per share of the Company (and its equivalent for every ADS) as per the financial statements of the Company for the quarter immediately preceding the date on which the offer is launched (such transaction, as further updated, the “Proposed Transaction”), in each case assuming the Company would not make any distribution to shareholders in the form of dividends or otherwise before settlement of the Offers and accordingly adjusted for any such dividends paid on the Series B Shares prior to completion of the acquisition.

On March 24, 2021, the Board delivered a formal response to the Original Proposals indicating that the Board had favorably considered the presentation of the offer and will issue its opinion on the Original Proposals at the time the offer is formally launched, as provided by the Mexican Securities Market Law.

Between March 25 and March 26 2021, several calls took place between the Company and the Purchaser in order to coordinate the preparation of the documents needed for the announcement of the transaction.

On March 25, 2021, the Purchaser’s Board approved the formulation of the Offers and the delisting of the Company’s shares from the BMV and the NYSE.

On the morning of March 26, 2021, the Purchaser issued a press release announcing the price terms of the Original Proposals and its intention to proceed with the U.S. Offer. On March 26, 2021, the Purchaser furnished to the SEC its press release as exhibit to a current report on Form 6-K.

On May 10, 2021, the Company announced its intention to hold a vote on (i) the payment of the Pre-Offer Dividend to the Company’s shareholders and (ii) the delisting of the Company’s shares from the BMV in connection with an all cash tender off by the Purchaser as contemplated by the Original Proposals.

From March 26, 2021 to May 23, 2021, Purchaser and its advisors discussed the Offers with certain Company shareholders.

On the morning of May 24, 2021 Purchaser delivered to the Board a revised preliminary non-binding proposal (the “Revised Proposal”), announcing its intent to revise the price terms of the Original Proposals so as not to deduct the amount of the Pre-Offer Dividend from the price terms set forth in the Original Proposals.

On May 24, 2021, the Purchaser issued a press release announcing a revision to the price terms of the Original Proposals which would not deduct the amount of the Pre-Offer Dividend from the price terms set forth in the Original Proposals. On May 24, 2021, the Purchaser furnished to the SEC its press release as exhibit to a current report on Form 6-K.

From May 24, 2021 to June 7, 2021, Purchaser and its advisors discussed the Offers based on the terms of the Revised Proposal with certain Company shareholders.

On June 8, 2021, after having been authorized by Purchaser’s Executive Committee, Purchaser delivered a letter to the Board informing that in order to provide liquidity for those investors who would prefer to exit their positions in the short term at the offered price, Purchaser intended to launch the Offers as a voluntary tender offer as provided under article 97 of the Mexican Securities Market Law (Ley del Mercado de Valores), which would no longer be subject to the approval of at least 95% of the total outstanding shares of the Company, instead of as a delisting offer as contemplated by the Original Proposals and the Revised Proposal.

On June 8, 2021, the Purchaser issued a press release announcing that it no longer intended to proceed with a delisting offer as contemplated by the Original Proposals and Revised Proposal, and instead would proceed with a voluntary tender offer which would no longer be subject to the approval of at least 95% of the total outstanding shares of the Company.

On June 9, 2021, the Company held the Extraordinary Shareholders’ Meeting called to deliberate about the tender offer of the Purchaser and the ensuing cancellation of the registry and delisting of the Company’s Shares. Shareholders did not discuss the latter, as a result of the aforementioned announcement by the Purchaser on June 8, 2021.

On June 9, 2021, the Company published a material fact announcement (evento relevante) informing the market about the resolutions adopted in its General Shareholders’ Meeting, clarifying that shareholders did not discuss the matter about the cancellation of the registry and delisting of the Company’s Shares.

On September 20, 2021, the Purchaser’s Executive Committee was informed of the launch of the Offers to take place once authorization from the CNBV in Mexico is received, stating that if a share dividend distribution was approved, the Purchaser would not adjust the price of the Offers as was the case with the previous dividend paid to the Company’s shareholders as approved by the Purchaser’s Board on May 24, 2021.

On October 26, 2021, the Purchaser’s board of directors considered the Offers and determined to increase the Offer Price to Ps.26.50 for each Series B Share and the U.S. Dollar equivalent of Ps.132.50 per ADS.

Between September 20, 2021 and November 2, 2021, representatives of Purchaser, the Company and their respective advisors participated in a number of discussions regarding certain legal aspects of the Proposed Transaction and disclosures set forth in this U.S. Offer to Purchase, including, among others, the conditions to the U.S. Offer and the proposed offer periods.

Between October 5, 2021 and November 2, 2021, Purchaser and representatives of DPW, the Information Agent and/or the Tender Agent participated in a number of discussions on the U.S. Offer, including among other details, a summary analysis of steps, and an estimated timeline related thereto.

On November 3, 2021, Purchaser commenced the U.S. Offer.

2.       Purpose of and Reasons for the U.S. Offer; Plans for the Company after the U.S. Offer

The purpose of the U.S. Offer is to acquire as many Series B Shares and/or ADSs as possible. Purchaser intends to increase its direct and indirect beneficial ownership of the outstanding Shares from its current level of approximately 91.64% (representing approximately 91.64% of the total voting power of the outstanding Shares) to 100% of the outstanding Shares while allowing holders of Series B Shares and ADSs an opportunity to promptly receive the U.S. Offer Price by tendering their securities pursuant to the U.S. Offer.

In the event that Purchaser does not acquire all of the outstanding Shares, the Purchaser may, in accordance with applicable provisions of Rule 14d-11 under the Exchange Act, make an offer to purchase, at the same price (in Ps.) of the U.S. Offer, any Shares that remain outstanding following the Expiration Date of the U.S. Offer. For further information, see “The U.S. Offer—Section 1. Terms of the U.S. Offer—Subsequent U.S. Offering Period.” Any reference to the U.S. Offer or the offer period in this U.S. Offer to Purchase would also include a reference to any such subsequent offering period, if applicable.

Following the expiration of the Offers (including any subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, if applicable), the CNBV may require the Purchaser to undertake the Delisting Offer Vote. If at least 95% of the outstanding Shares are voted in favor of the Delisting Offer Vote, the Purchaser will undertake the Delisting Offers.

As of the date of this U.S. Offer to Purchase, the Purchaser has not made a determination whether it will seek a Delisting Offer Vote, which determination will depend in part on the number of Shares acquired in the Offers and market conditions at the time. If the Delisting Offer Vote is held and the Delisting Offer Vote receives Delisting Offer Required Approval the Purchaser will undertake the Delisting Offers.

In the event the Purchaser proceeds with the Delisting Offers, the Shares will be delisted in Mexico and the Company’s reporting obligations in Mexico will cease. In addition, if the Purchaser proceeds with the Delisting Offers, the Purchaser will take or cause the Company to take certain actions to delist the Shares and suspend the public reporting obligations of the Company in the United States, including, but not limited to, the termination of the Deposit Agreement in accordance with its terms, the NYSE Delisting, the SEC Deregistration and the termination of reporting requirements under the Exchange Act.

In the event the Purchaser proceeds with the Delisting Offers, if you do not tender your Series B Shares or ADSs in the U.S. Offer and continue after expiration of the U.S. Offer and the Delisting Offers to hold Series B Shares, you would remain a shareholder of the Company. However, at such time, there may be no market for your Series B Shares and you would have limited rights to information. In addition, after the NYSE Delisting, the Company would no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of the NYSE. SEC Deregistration would substantially reduce the information required to be furnished by the Company to such holders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement of filing an annual report on Form 20-F with the SEC. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated.

See also “Special Factors—Section 5. Effects of the U.S. Offer,” and “Special Factors—Section 7. Appraisal Rights; Rule 13e-3” for further information.

Purchaser’s Reasons for the U.S. Offer

Under the SEC’s rules governing “going-private” transactions, including Rule 13e-3 under the Exchange Act, Purchaser is an “affiliate” of the Company and is required because of its affiliate status to disclose among other things its purpose for the transaction, its reasons for structuring the transaction as proposed and any alternative structure that it considered, and its reasons for pursuing the transaction at this time. Purchaser is making the statements included in this part of the U.S. Offer to Purchase solely for the purpose of complying with the requirements of Rule 13e-3 and other rules under the Exchange Act. Purchaser is not making any recommendation to any shareholder of the Company as to whether that shareholder should tender its Shares, and Purchaser’s views as described in this part of the U.S. Offer to Purchase should not be construed as such a recommendation.

The board of directors of Purchaser (“Purchaser’s Board”) approved the U.S. Offer at a meeting held on March 25, 2021. In reaching its decision to approve these matters, Purchaser’s Board consulted with Purchaser’s management and its legal advisors and considered a variety of factors, including the material factors described below. This summary of Purchaser’s reasons for conducting the U.S. Offer and the other information presented in this section may be considered forward-looking statements and, therefore, should be read in light of the factors discussed under the "Cautionary Statement Regarding Forward-Looking Statements" section of this U.S. Offer to Purchase.

The purpose of the Offers is for Purchaser to acquire as many Series B Shares and/or ADSs as possible. In the event that Purchaser does not acquire all of the outstanding Shares in connection with the U.S. Offer, the Purchaser may at its election, in accordance with applicable provisions of Rule 14d-11 under the Exchange Act, make an offer to purchase, at the same price (in Ps.) of the U.S. Offer, any Shares that remain outstanding following the Expiration Date of the U.S. Offer. Furthermore, in certain circumstances, the Purchaser may proceed with the Delisting Offers which may result in the NYSE Delisting and SEC Deregistration. For further information, see “The U.S. Offer—Section 1. Terms of the U.S. Offer—Subsequent U.S. Offering Period.” and “The U.S. Offer—Section 5. Effects of the U.S. Offer.”

Purchaser determined that structuring the transaction as a cash tender offer at the offered price was efficient and appropriate because (i) it will allow the Unaffiliated Shareholders to immediately monetize their investment in the Company without incurring brokerage fees, (ii) the cash tender offer can be funded at no cost with available cash and (iii) an alternative exchange offer for shares of the Purchaser may not be attractive to certain Unaffiliated Shareholders as they are prohibited from acquiring and holding shares in companies outside of emerging markets, as was the case in the exchange offer by the Purchaser that occurred on April 12, 2019. Because the transaction structure is consistent with the objectives of Purchaser, Mexican legal requirements and with market practice, Purchaser did not consider any alternative transaction structure.

        The reasons (which are not listed in any relative order of importance) that the Purchaser’s Board considered in approving the tender offer are as follows:

•	Confidence in the Long-Term Growth Potential of the Company and the overall Mexican economy.

o	Purchaser considers Mexico a core market and is confident on its long term fundamentals based on a relatively low credit penetration in Mexico compared to other Latin American countries and Mexico’s economic growth potential, even after taking into account the short-term macroeconomic and other risks in the region.

o	Purchaser believes it is attractive to increase its ownership in one of the leading banks in Mexico that already contributes to its growth and profitability.

o	On a pro forma basis, assuming 100% acceptance of the U.S. Offer, the contribution to the Purchaser’s net attributable profit in 2020 from the Company would have increased by EUR 70 million.

o	Purchaser believes that increased weight in Latin America could lead to a higher medium and long-term potential growth rate and profitability.

        The foregoing discussion of the information and factors considered by the Purchaser’s Board is not intended to be exhaustive and includes only the material factors considered by the Purchaser. In view of the variety of factors considered in connection with its evaluation of the transaction, the Purchaser did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual directors may have given different weights to different factors. The Purchaser did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Purchaser based its determination on the totality of the information presented to and considered by it.

Purchaser expressly reserves the right to make any changes that it deems necessary, appropriate or convenient in light of its review or in light of future developments. Such changes could include, among other things, changes in the Company’s business, corporate structure, certificate of incorporation, by-laws, capitalization (whether arising from refinancing or otherwise), management or dividend policy, including causing the Company to pay a special or extraordinary dividend to the extent permitted by applicable law.

Except as otherwise described in this U.S. Offer to Purchase, Purchaser has no current proposals or negotiations that relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any material change in the Company’s present dividend rate or policy or the indebtedness or capitalization of the Company; or (iv) any other material change in the Company’s corporate structure or business.

3.       The Current Status of the Recommendation by the Company’s Board of Directors

The Company is a Mexican company and Mexican law governs the duties and obligations of the Company’s board of directors. As of the date of this U.S. Offer to Purchase, the Company’s board of directors has not made any recommendation to its shareholders in connection with the Offers. However, under Mexican law, within ten business days after the commencement of the Mexican Offer, the board of directors of the Company is required to prepare and disclose, with the prior opinion of the corporate practices committee,(i) an opinion on the price of the Mexican Offer, (ii) any conflicts of interests which each of the board members may have in connection with the Mexican Offer, and (iii) if each member will tender his or her Series B Shares as part of the Mexican Offer. The opinion of the board of directors of the Company, described in (i) above, may be accompanied by the opinion of a financial advisor. In addition, under U.S. law, within ten business days after the commencement of the U.S. Offer, the Company is required to file with the SEC and distribute to its shareholders a statement indicating whether it recommends in favor of the U.S. Offer, recommends against the U.S. Offer, expresses no position and remains neutral in connection with the U.S. Offer or expresses that it is unable to take a position regarding the U.S. Offer. In each case the Company’s board of directors is required to explain the reasons for its position. See “Introduction,” “Special Factors—Section 1. Background.” A more complete description of the Company’s board of directors’ recommendation of the U.S. Offer will be set forth in the Schedule 14D-9 to be filed by the Company with the SEC and furnished to shareholders of the Company in connection with the U.S. Offer.

4.       Position of Purchaser Regarding Fairness of the U.S. Offer

Under the SEC’s rules governing “going-private” transactions, including Rule 13e-3 under the Exchange Act, Purchaser is an “affiliate” of the Company and accordingly, Purchaser is required to disclose its belief as to the fairness of the U.S. Offer to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. Purchaser is making the statements included in this part of the U.S. Offer to Purchase solely for the purpose of complying with the requirements of Rule 13e-3 and other rules under the Exchange Act. Purchaser is not making any recommendation to any Unaffiliated Shareholder of the Company as to whether the shareholder should tender its Shares, and Purchaser’s views as to the fairness of the transaction should not be construed as a recommendation to any Unaffiliated Shareholder as to whether the Unaffiliated Shareholder should tender its shares.

Neither Purchaser, nor its respective affiliates (other than the Company) undertook a formal evaluation of the fairness of the transaction to the Unaffiliated Shareholders. No financial advisor provided Purchaser or any of its affiliates (other than the Company) with any analysis or opinion with respect to the fairness of the U.S. Offer Price to the Unaffiliated Shareholders. Purchaser did not receive any independent reports, opinions or appraisals from any third party that is materially related to the transaction in connection with the U.S. Offer Price or the fairness of the U.S. Offer Price offered to the Unaffiliated Shareholders or the fairness of the U.S. Offer to the Company or its affiliates or to the Unaffiliated Shareholders, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the U.S. Offer Price to the Unaffiliated Shareholders.

Based on their knowledge and analysis of available information relating to the Company, discussions with the Company’s senior management regarding the Company and its business and the following factors, which are considered material and not listed in any relative order of importance, Purchaser believes that the U.S. Offer is both substantively and procedurally fair to the Unaffiliated Shareholders:

•	Pursuant to the U.S. Offer to Purchase the Unaffiliated Shareholders will receive Ps.26.50 in cash per Series B Share, or the U.S. dollar equivalent of Ps.132.50 (based on the U.S.$/Ps. exchange rate on the U.S. Offer Expiration Date as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)). At the time of the announcement of the U.S. Offer, the initial proposed price of Ps.24.00 in cash per Series B Share, or the U.S. dollar equivalent of Ps.120.00 (based on the U.S.$/Ps. exchange rate on the U.S. Offer Expiration Date as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)) represented a 24.3% premium over the closing price of the Series B Shares and the ADSs on March 25, 2021, the day prior to the announcement, and the proposed price was higher than or equal to the book value per share of the Company (and its equivalent for every ADS) as per the financial statements of the Company for the immediately preceding quarter. At the time of the announcement of the increase in price of the U.S. Offer, the U.S. Offer Price represented a 12.9% premium over the closing price of the Series B Shares and the ADSs on October 28, 2021, the day prior to the announcement. In total, the new offer price of Ps.26.50 in cash per Series B Share, or the U.S. dollar equivalent of Ps.132.50 per ADS (based on the U.S.$/Ps. exchange rate on the U.S. Offer Expiration Date as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)) represents a 37.2% premium over the closing price of the Series B Shares and the ADSs on March 25, 2021, the day prior to the initial announcement of the intention to launch the U.S. Offer.

•	The U.S. Offer provides the following benefits to Unaffiliated Shareholders:

•	The U.S. Offer Price is payable to the Unaffiliated Shareholders entirely in cash which provides certainty of value and immediate liquidity to the holders of the Shares.

•	The U.S. Offer provides the opportunity for the Unaffiliated Shareholders to sell their Shares without incurring brokerage and other costs typically associated with market sales.

•	The U.S. Offer provides an opportunity for Unaffiliated Shareholders to exit their positions at the offered price with certainty of execution and no market risk.

•	The U.S. Offer provides Unafilliated Shareholders the ability to dispose of their Shares without affecting the market for the Shares.

Purchaser is not aware of any firm offer for a merger, asset sale or acquisition of a controlling stake of the Company having been made during the past two years.

In addition, Purchaser noted that the U.S. Offer is not conditioned upon the approval by a majority of the holders of the Shares other than Purchaser, as Mexican law does not require such approval and Purchaser does not believe it is necessary or customary to have this procedural safeguard given the various procedural safeguards that had already been implemented by the Company, which are set forth in the section entitled “The U.S. Offer—Section 11. Conditions to the U.S. Offer” in this U.S. Offer to Purchase.

The foregoing discussion of the information and factors considered by Purchaser in connection with the fairness of the U.S. Offer is not intended to be exhaustive, but Purchaser believes that it includes all material factors considered by it. Purchaser did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching its conclusion as to the fairness of the U.S. Offer. Rather, the fairness determinations were made by Purchaser after considering all the factors as a whole. The sequence in which the factors described above are presented is not intended to reflect their relative importance. Purchaser believes that these factors provide a reasonable basis upon which to form its belief that the U.S. Offer is fair to the Unaffiliated Shareholders. This belief should not, however, be construed as a recommendation to any Unaffiliated Shareholder to tender its Shares in connection with the U.S. Offer. As noted above, Purchaser is not making any recommendation as to whether such Unaffiliated Shareholders should tender their Shares in connection with the U.S. Offer.

5.       Effects of the U.S. Offer

General. If you decide not to tender Series B Shares or ADS in the U.S. Offer, upon completion of the U.S. Offer, Purchaser will have the option to close the U.S. Offer and accept Series B Shares/ADSs tendered, regardless of the number of Series B Shares or ADSs tendered by others. If after the completion of the U.S. Offer, the Purchaser proceeds with the Delisting Offers, following the completion of such offer, there would be no listing of any securities of the Company on any stock exchange in the United States, and there would be no trading market for the remaining ADSs and Series B Shares. Your Series B Share and ADS investment would be essentially illiquid. As a reminder, each of the steps to follow the consummation of the U.S. Offer are described in “Special Factors—Section 2. Purpose of and Reasons for the U.S. Offer; Plans for the Company after the U.S. Offer.”

Other. As a result of the U.S. Offer, the direct and indirect interest of Purchaser in the Company’s net book value and net earnings would increase to the extent of the number of Series B Shares acquired under the U.S. Offer. If the U.S. Offer results in the acquisition by the Purchaser of all of the Shares, Purchaser’s interest in such items would increase to 100%, and Purchaser would be entitled to all benefits resulting from that interest, including all income generated by the Company’s operations and any future increase in the Company’s value. Similarly, Purchaser would also bear the risk of losses generated by the Company’s operations and any decrease in the value of the Company.

Accordingly, former shareholders of the Company would not have the opportunity to participate in the earnings and growth of the Company after the U.S. Offer and would not have any right to vote on corporate matters. Similarly, former shareholders of the Company would not face the risk of losses generated by the Company’s operations or decline in the value of the Company after the U.S. Offer.

As of the date of this Offer to Purchase, the Purchaser has not made a determination whether it will seek to conduct the Delisting Offers, which determination will depend in part on the number of Shares tendered in the Offers and market conditions at the time.

6.       Conduct of the Company’s Business if the U.S. Offer Is Not Completed

If the U.S. Offer is not completed because any U.S. Offer Condition is not satisfied or waived, Purchaser may reevaluate the acquisition of Series B Shares/ADSs. In particular, Purchaser may consider, among other things: not taking any action at that time, including not purchasing any additional Series B Shares/ADSs; purchasing or selling Series B Shares/ADSs in the open market or in privately negotiated transactions; making a new tender offer; initiating a share buy-back at the level of the Company; consummating any other business combination with the Company, subject to compliance with applicable laws.

If Purchaser were to pursue any of these alternatives, it might take considerably longer for the Unaffiliated Shareholders to receive any consideration for their Series B Shares (other than through sales in the open market or otherwise) than if they had tendered their Series B Shares/ADSs in the U.S. Offer. Any such transaction could result in proceeds per Series B Share to such Unaffiliated Shareholders that are more or less than, or the same as, the U.S. Offer Price or could cause the trading price of the Shares to increase, decrease or be unchanged.

7.       Appraisal Rights; Rule 13e-3

Appraisal rights. Holders of Series B Shares or ADSs will not have appraisal rights in connection with the U.S. Offer.

Rule 13e-3. Because Purchaser is an affiliate of the Company, the U.S. Offer constitutes a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the U.S. Offer and the consideration offered to Unaffiliated Shareholders be filed with the SEC and disclosed to such Unaffiliated Shareholders. Purchaser has provided such information in this U.S. Offer to Purchase and a combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 and the exhibits thereto filed with the SEC pursuant to Rules 14d-3 and 13e-3 under the Exchange Act. In the event Purchaser were to proceed with a Delisting Offers, the Purchaser would not be able to cause the Company to file a Form 15 to effect the SEC Deregistration (and thereby terminate the obligation of the Company to comply with its reporting and other obligations under the Exchange Act, including the obligation to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act) until such time as the number of holders of record of Series B Shares falls below 300.

8.       Related Party Transactions

The information in “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions,” is incorporated by reference herein from the Company’s annual report on Form 20-F, as filed with the SEC on March 5, 2021 (the “2020 Form 20-F”).

From January 1, 2021 to the date of this U.S. Offer to Purchaser, there has been no material related party transactions between the Company and each of its directors and executive officers, on one hand, and Purchaser, on the other hand. Except as set forth in or incorporated by reference into this U.S. Offer to Purchase, there is no material agreement, arrangement or understanding or any actual or potential conflict of interest with respect to the U.S. Offer between Purchaser or its affiliates, on one hand, and the Company, its executive officers, directors or affiliates, on the other hand.

9.       Interests of Certain Persons in the U.S. Offer

Financial Interests.

The financial interests of Purchaser with regard to the U.S. Offer Price are generally adverse to the financial interests of the stockholders being asked to tender their Shares because Purchaser has an interest in acquiring the Shares as inexpensively as possible and the stockholders being asked to tender their Shares have an interest in selling their Shares for the highest possible price.

Conflicts of Interest.

In considering the fairness of the consideration to be received in the U.S. Offer, stockholders should be aware that Purchaser has certain current actual or potential conflicts of interest in connection with the U.S. Offer. As a result of Purchaser’s current ownership of approximately 91.64% of the outstanding Shares, consisting of 3,464,309,145 Series F shares (or 100% of the total outstanding Series F shares of the Company) and 2,755,660,531 Series B Shares (or 82.93% of the total outstanding Series B shares), as of the date of this U.S. Offer to Purchase, Purchaser controls the Company.

The U.S. Offer

Terms of the U.S. Offer

Consideration and Payment

In this U.S. Offer to Purchase, Purchaser is offering to pay a purchase price of Ps.26.50 in cash per Series B Share, or in the U.S. Offer only, the U.S. dollar equivalent of Ps.132.50 (based on the U.S.$/Ps. exchange rate on the U.S. Offer Expiration Date as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)) in cash per ADS, upon the terms, and subject to the conditions, set forth in this U.S. Offer to Purchase and the related Letters of Transmittal. All U.S. dollar payments to tendering holders of ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. We will not pay interest on the U.S. Offer Price for Series B Shares or ADSs pursuant to the U.S. Offer.

A holder of ADSs tendering ADSs in the U.S. Offer will not bear any cancellation fees payable to the Depositary. A holder of ADSs that cancels the ADSs will have to pay cancellation fees to the Depositary.

If, at any time during the period on or after the date hereof, any change in the number of outstanding Shares shall occur as a result of a reclassification, recapitalization, share split (including a reverse stock split), or combination, exchange or readjustment of Shares, the U.S. Offer Price payable by Purchaser pursuant to the U.S. Offer will be equitably adjusted to reflect such change and as so adjusted will, from and after the date of such event, be the U.S. Offer Price, subject to further adjustment in accordance with this sentence. The U.S. Offer Price payable by Purchaser pursuant to the U.S. Offer will not be adjusted for any cash dividend paid at any time during the period on or after the date hereof.

Initial U.S. Offer Period

The U.S. Offer will commence on November 3, 2021, and will expire at 5:00 p.m., New York City time, on December 7, 2021, unless extended or terminated (the latest time and date at which the U.S. Offer will expire, not including any subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, if applicable, is referred to as the “Expiration Date”). We refer to such period from the commencement of the U.S. Offer to (and including) the Expiration Date as the initial offer period.

Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for all Series B Shares or ADSs that are validly tendered and not properly withdrawn in accordance with “The U.S. Offer—Section 4. Withdrawal Rights” before 5:00 p.m., New York City time, on the Expiration Date.

If you hold your Series B Shares or ADSs through a broker or other security intermediary, you should be aware that such securities intermediary is likely to establish its own cut-off time and date, which is likely to be earlier than the deadline set forth above, for receipt of instructions to tender (or to withdraw, as applicable). Holders of Series B Shares and ADSs are responsible for determining and complying with any applicable cut-off times and dates.

Extension

Subject to applicable law, the period during which the U.S. Offer remains open may be extended at any time and from time to time. Purchaser will also extend the U.S. Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff or any of the rules and regulations, including listing standards, of NYSE.

All holders of the Series B Shares or ADSs that validly tender, and do not withdraw, their securities into the U.S. Offer prior to the expiration of the U.S. Offer, will receive the same price per Series B Share or ADS, as applicable, regardless of whether they tendered before or during any extension period of the U.S. Offer. In the event of an extension, all of the Series B Shares or ADSs validly tendered into and not properly withdrawn from the U.S.

Offer will remain subject to the U.S. Offer. Under such extension, each holder will continue to have the right to withdraw Series B Shares or ADSs previously tendered.

If we extend the U.S. Offer, we will notify the Tender Agent and will make a public announcement of the extension by press release or other public announcement, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. At the start of any extension period, we will file with the SEC an amendment to this U.S. Offer to Purchase, setting forth the new expiration date of the U.S. Offer.

In addition, if we make a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer, or if we waive a material condition of the U.S. Offer, we will promptly disseminate such change or waiver to all shareholders of the Company (including ADS holders) in a manner reasonably designed to inform them of such change or waiver and extend the U.S. Offer to the extent required by Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act. The minimum period during which the U.S. Offer must remain open following material changes in the terms of the U.S. Offer or information concerning the U.S. Offer, other than a change in price or a change in the percentage of the Series B Shares or ADSs sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and with respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to shareholders and investor response. If, prior to the Expiration Date, Purchaser increases the consideration being paid for the Shares accepted for payment pursuant to the U.S. Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the U.S. Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

If Purchaser extends the U.S. Offer, if Purchaser is delayed in its acceptance for payment of, or payment (whether before or after our acceptance for payment for the Series B Shares and/or ADSs) for, the Series B Shares and/or ADSs or is unable to accept Series B Shares and/or ADSs for payment pursuant to the U.S. Offer for any reason, then, without prejudice to Purchaser’s rights under the U.S. Offer, the Tender Agent may retain tendered Series B Shares and/or ADSs on behalf of Purchaser, and such Series B Shares and/or ADSs may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in “The U.S. Offer—Section 4. Withdrawal Rights.”

However, the ability of Purchaser to delay the payment for Series B Shares and/or ADSs which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the U.S. Offer.

Subsequent U.S. Offering Period

In the event that Purchaser does not acquire all of the outstanding Shares in connection with the U.S. Offer, the Purchaser may, in accordance with applicable provisions of Rule 14d-11 under the Exchange Act, purchase, at the same price (in Ps.) of the U.S. Offer, any Shares that remain outstanding following the Expiration Date of the U.S. Offer. If Purchaser elects to provide for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, we will inform the Tender Agent of that fact, and will issue a press release announcing the subsequent offering period no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date.

In certain circumstances, the Purchaser may proceed with the Delisting Offers which may result in the NYSE Delisting and SEC Deregistration. For further information, see “The U.S. Offer—Section 1. Terms of the U.S. Offer—Subsequent U.S. Offering Period.” and “The U.S. Offer—Section 5. Effects of the U.S. Offer.” Any reference to the U.S. Offer or the offer period in this U.S. Offer to Purchase would also include a reference to any such subsequent offering period, if applicable.

Conditions to the U.S. Offer

The U.S. Offer is conditioned upon the satisfaction or waiver of certain conditions discussed in “The U.S. Offer—Section 11. Conditions to the U.S. Offer.” If any of the U.S. Offer Conditions has not been satisfied or waived, as applicable (to the extent waivable), immediately prior to the expiration of the U.S. Offer (as extended), Purchaser may extend the U.S. Offer for one or more periods to permit such U.S. Offer Condition to be satisfied. In addition, Purchaser must extend the U.S. Offer for any minimum period required by applicable law or by any rule, regulation, interpretation or position of the SEC or its staff.

Purchaser expressly reserves the right, in its sole discretion, subject to applicable rules and regulations of the SEC, not to accept for payment any Series B Shares or ADSs if, at the expiration of the U.S. Offer, any of the conditions to the U.S. Offer have not been satisfied or upon the occurrence of any of the events set forth in “The U.S. Offer—Section 11. Conditions to the U.S. Offer.” Under certain circumstances, we may terminate the U.S. Offer.

Purchaser has requested and received a copy of the Company’s shareholder list, a list of the non-objecting holders of ADSs and security position listings for the purpose of disseminating the U.S. Offer to shareholders and ADS holders and has commenced mailing of this U.S. Offer to Purchase, the related Letters of Transmittal and other related documents to record holders of Series B Shares/ADSs and to brokers, dealers, commercial banks, trust companies and other securities intermediary whose names appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Series B Shares/ADSs.

2.       Acceptance for Payment and Payment for Shares

Purchaser is offering to pay a purchase price of Ps.26.50 in cash per Series B Share or, in the U.S. Offer only, the U.S. dollar equivalent of Ps.132.50 (based on the U.S.$/Ps. exchange rate on the U.S. Offer Expiration Date as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)) in cash per ADS, upon the terms, and subject to the conditions, set forth in this U.S. Offer to Purchase and the related Letters of Transmittal.

Under no circumstances will any interest be paid by us on the U.S. Offer Price for Series B Shares or ADSs tendered pursuant to the U.S. Offer, regardless of any delay in making such payments. All U.S. dollar payments to tendering holders of ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent.

A holder of ADSs tendering ADSs in the U.S. Offer will not bear any cancellation fees payable to the Depositary. A holder of ADSs that cancels the ADSs will have to pay cancellation fees to the Depositary.

Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any such extension or amendment), and the satisfaction or waiver of all the U.S. Offer Conditions discussed in “The U.S. Offer—Section 11. Conditions to the U.S. Offer” (if waivable), Purchaser will accept for payment, promptly after the Expiration Date, all Series B Shares and ADSs validly tendered on or prior to the Expiration Date and not withdrawn pursuant to the U.S. Offer, provided that the U.S. Offer has not been terminated by such date, and will pay for such Series B Shares and ADSs. If after the Expiration Date, Purchaser elects to provide for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, Purchaser will pay for any Series B Shares or ADSs validly tendered during such subsequent offering period promptly after such Series B Shares or ADSs are tendered.

In all cases, payment for Series B Shares and ADSs tendered and accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the Tender Agent of (i) the certificates evidencing such Series B Shares/ADSs (the “Share Certificates”) or confirmation (a “Book-Entry Confirmation”) of a free delivery or book-entry transfer of such Series B Shares/ADSs into the Tender Agent’s account at the DTC (the “Book-Entry Transfer Facility”) pursuant to the procedures discussed in “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Shares,” (ii) the Share Letter of Transmittal or the ADS Letter of Transmittal (or a facsimile thereof), as appropriate, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Shares”) in lieu of the Share Letter of Transmittal or ADS Letter of Transmittal and (iii) any other documents required by the Share Letter of Transmittal or ADS Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Shares Certificates or Book-Entry Confirmations with respect to Series B Shares/ADSs are actually received by the Tender Agent.

For purposes of the U.S. Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased for all purposes, Series B Shares/ADSs validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Tender Agent of Purchaser’s acceptance for payment of such Series B Shares/ADSs pursuant to the U.S. Offer.

Upon the terms and subject to the conditions of the U.S. Offer, payment for Series B Shares/ADSs accepted for payment pursuant to the U.S. Offer will be made by deposit of the U.S. Offer Price therefor with the Tender Agent, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Series B Shares/ADSs have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Series B Shares/ADSs tendered pursuant to the U.S. Offer is delayed, or if Purchaser is unable to accept for payment Series B Shares/ADSs tendered pursuant to the U.S. Offer, then, without prejudice to Purchaser’s rights discussed in “The U.S. Offer—Section 1. Terms of the U.S. Offer,” the Tender Agent may nevertheless retain tendered Series B Shares/ADSs on behalf of Purchaser, and such Series B Shares/ADSs may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in “The U.S. Offer—Section 4. Withdrawal Rights” and as otherwise required by Rule 14e-1(e) under the Exchange Act.

If any tendered Series B Shares/ADSs are not accepted for payment for any reason pursuant to the terms and conditions of the U.S. Offer, or if Share Certificates are submitted evidencing more Series B Shares/ADSs than are tendered, Share Certificates evidencing unpurchased Series B Shares/ADSs will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Tender Agent’s account at the Book-Entry Transfer Facility pursuant to the procedure discussed in “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Shares,” such Series B Shares/ADSs will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the U.S. Offer.

Purchaser reserves the right to transfer or assign, in whole or in part from time to time, to any direct or indirect wholly-owned subsidiary of Purchaser, the right to purchase all or any portion of the Series B Shares/ADSs tendered pursuant to the U.S. Offer. Any such transfer or assignment will not relieve Purchaser of its obligations under the U.S. Offer in the event of a breach by the transferee or assignee and will in no way prejudice the rights of tendering shareholders to receive payment for Series B Shares/ADSs validly tendered and accepted for payment pursuant to the U.S. Offer.

3.       Procedures for Accepting the U.S. Offer and Tendering Shares

Tender of Series B Shares

The Tender Agent has been appointed by Purchaser to act as the centralizing, paying and transfer agent for Series B Shares in connection with the U.S. Offer. If you are a holder of Series B Shares that are not represented by ADSs, and if you intend to tender all or any portion of such Series B Shares into the U.S. Offer, you should deliver a properly executed Share Letter of Transmittal, and all other documents required by the Share Letter of Transmittal, to the Tender Agent, to be received prior to 5:00 p.m., New York City time, on the Expiration Date. If you hold Series B Shares through a broker or other securities intermediary, you must contact such securities intermediary and instruct it to deliver the Series B Shares you wish for it to tender on your behalf. Securities intermediaries are likely to establish cut-off times and dates to receive instructions to deliver securities that are earlier than 5:00 p.m., New York City time, on the Expiration Date. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.

If you hold Series B Shares directly in book-entry form on the books and records of S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V., in order to tender your Series B Shares you must do so by free delivery as described below. You will not be able to tender into the U.S. Offer any Series B Shares in certificated form. If you hold Series B Shares in certificated form you should promptly contact any broker or other securities intermediary who is a participant in the book-entry transfer system of Indeval and arrange for such a nominee to hold the Series B Shares on your behalf in book-entry form. You may have to pay fees and charges in connection with this process. In order to effect a tender of the Series B Shares you own directly or beneficially, you should promptly contact your broker or other Mexican securities intermediary and instruct it to tender such Series B Shares.

If you hold your Series B Shares through a broker, or other Mexican securities intermediary who is not an Indeval participant, such nominee, on your behalf, should promptly contact an Indeval participant and make arrangements for the tender of the Series B Shares into the Indeval account number: 020618499 of Citibanamex for further credit to account number: 237582 for the account of the Tender Agent, in accordance with the procedures of Indeval on or prior to the expiration of the U.S. Offer.

A valid tender will be deemed to have been received only if (i) the Tender Agent receives a confirmation from Citibanamex, as the custodian, of a free delivery before expiration of the U.S. Offer of the Series B Shares into the Indeval account at Citibanamex for further credit to the account of the Tender Agent and (ii) the Tender Agent has received from the Indeval participant through which such Series B Shares were tendered before the expiration of the U.S. Offer a duly completed and executed U.S. form of acceptance. The free delivery confirmation and executed U.S. form of acceptance must be received by the Tender Agent in accordance with the terms and conditions of the U.S. Offer by 5:00 p.m. New York City time on the expiration date.

DO NOT DELIVER ANY DOCUMENTS TO PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY. DELIVERY OF SHARE LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY DOES NOT CONSTITUTE A VALID TENDER.

Tender of ADSs

Any ADS holder that intends to accept the U.S. Offer for all or any portion of such holder’s ADSs may validly tender such ADSs by following the instructions below and in the ADS Letter of Transmittal.

Registered Holders of ADRs

If you are a registered holder of ADRs, you must properly complete and duly execute the accompanying ADS Letter of Transmittal and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with the ADRs that you intend to tender, to the Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase, such that the Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date. Do NOT send any ADRs, the ADS Letter of Transmittal or any related documents to Purchaser, the Depositary or the Information Agent. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program (STAMP), the NYSE Medallion Signature Program (SEMP) or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”).

Registered Holders of Uncertificated ADSs

If you are a registered holder of uncertificated ADSs on the books of the Depositary, which is JPMorgan Chase Bank, N.A., you must properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from the Information Agent, and timely deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal, to the Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase, such that the Tender Agent receives these documents before 5:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.

ADSs Held through a Broker or Other Securities Intermediary in the DTC System

If you hold ADSs through a broker or other securities intermediary in the DTC system, you should promptly contact your broker or other securities intermediary and request that the securities intermediary tender your ADSs on your behalf through DTC. In order for a book-entry transfer to constitute a valid tender of your ADSs into the U.S. Offer, the ADSs must be tendered by your securities intermediary before p.m., New York City time, on the

Expiration Date. Further, before p.m., New York City time, on the Expiration Date, the Tender Agent must receive (i) a confirmation of such tender of your ADSs and (ii) an Agent’s Message.

The term “Agent’s Message” means a message transmitted to the Tender Agent by DTC, received by the Tender Agent, and forming a part of a book-entry confirmation that states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received and agrees to be bound by the terms of this U.S. Offer to Purchase and the ADS Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

DTC, participants in DTC, and other securities intermediaries are likely to establish cut-off times and dates that are earlier than p.m., New York City time, on the Expiration Date, to receive instructions to tender ADSs. Note that if your ADSs are held through a broker or other securities intermediary and your securities intermediary tenders your ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.

If you are unable to perform the procedures described above before 5:00 p.m., New York City time, on the Expiration Date, you may still be able to tender your ADSs into the U.S. Offer in accordance with the procedures for guaranteed delivery that we are making available (see “—Guaranteed Delivery”).

The method of delivery of the ADS Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and sole risk of the tendering shareholder, and delivery will be considered made only when the Tender Agent actually receives the ADS Letter of Transmittal and all other required documents. If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.

DO NOT DELIVER ANY DOCUMENTS TO PURCHASER, THE DEPOSITARY OR THE INFORMATION AGENT. DELIVERY OF THE ADS LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO PURCHASER, THE DEPOSITARY OR THE INFORMATION AGENT DOES NOT CONSTITUTE A VALID TENDER.

Surrendering ADSs for Series B Shares in order to tender Series B Shares into the U.S. Offer

As an alternative to tendering ADSs into the U.S. Offer, an ADS holder may surrender its ADSs, withdraw the Series B Shares from the ADS program in which they are deposited and participate directly in the U.S. Offer as a holder of Series B Shares. The ADS holder should call the Depositary at 302-552-0230 or email the Depositary at jpm.adr.settlements@jpmorgan.com to surrender to the Depositary the ADSs representing Series B Shares that it wishes to tender into the U.S. Offer, pay a fee to the Depositary not in excess of $5.00 per 100 ADS (or any portion thereof) for the surrender of those ADSs, and pay any taxes and/or governmental charges or other charges payable in connection with such surrender and withdrawal, and otherwise comply with the terms and conditions of the Deposit Agreement.

These procedures could take a significant amount of time, possibly weeks, to complete and you should allow ample time for these procedures to be completed prior to the Expiration Date.

Signature Guarantees. No signature guarantee is required on the Share Letter of Transmittal/ADS Letter of Transmittal if the (i) Share Letter of Transmittal/ADS Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Series B Shares/ADSs) of the Series B Shares/ADSs tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Share Letter of Transmittal/ADS Letter of Transmittal or (ii) Series B Shares/ADSs are tendered for the account of a financial institution (including most commercial banks, savings and loans associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the NYSE Medallion Signature Program (SEMP) and the Stock Exchanges Medallion Program (each, an “Eligible Institution,” and collectively, “Eligible Institutions”). In all other cases, all signatures on a Share Letter of Transmittal/ADS Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Share Letter of Transmittal. If a Share Certificate is registered in the name of a person other than the signatory of the Share Letter of Transmittal/ADS Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued, in the name of a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Share Letter of Transmittal. See also the Instructions included in the Share Letter of Transmittal.

Guaranteed Delivery. If a shareholder desires to tender Series B Shares/ADSs pursuant to the U.S. Offer and the Share Certificate(s) evidencing such shareholder’s Series B Shares/ADSs are not immediately available, or if such shareholder cannot deliver the Share Certificate(s) and all other required documents to the Tender Agent prior to the Expiration Date, or if such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Series B Shares/ADSs may nevertheless be tendered; provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Tender Agent as provided below; and

•	the Share Certificate(s) (or a Book-Entry Confirmation) evidencing all tendered Ordinary Shares/ ADSs, in proper form for transfer, in each case together with the Share Letter of Transmittal/ADS Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letters of Transmittal, are received by the Tender Agent within three NYSE trading days after the date of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Tender Agent and must include a guarantee by an Eligible Institution substantially in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

In all cases, Series B Shares/ADSs will not be deemed validly tendered unless a properly completed and duly executed Share Letter of Transmittal/ADS Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Share Letter of Transmittal/ADS Letter of Transmittal is received by the Tender Agent.

The method of delivery of the Share Letter of Transmittal/ADS Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Tender Agent (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Series B Shares/ADSs, including questions as to the proper completion of any Share Letter of Transmittal/ADS Letter of Transmittal, Notice of Guaranteed Delivery or other required documents and as to the proper form of transfer of any Share Certificates, will be determined by Purchaser in its sole and absolute discretion (which may be delegated to the Tender Agent), which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of, or payment for, which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Series B Shares/ADSs of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Series B Shares/ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. Purchaser and the Tender Agent will make reasonable efforts to notify any person of any defect in any Share Letter of Transmittal/ADS Letter of Transmittal submitted to the Tender Agent.

Other Requirements. By executing the Share Letter of Transmittal/ADS Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder’s attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Share Letter of Transmittal/ADS Letter of Transmittal, to the full extent of such shareholder’s rights with respect to the Series B Shares/ADSs tendered by such shareholder and accepted for payment by Purchaser (including, with respect to any and all other Series B Shares/ADSs or other securities issued or issuable in respect of such Series B Shares/ADSs, on or after the date of this U.S. Offer to Purchase). All such powers of attorney and proxies will be irrevocable and considered coupled with an interest in the tendered Series B Shares/ADSs. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Series B Shares/ADSs for payment. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Series B Shares/ADSs (and such other Shares, rights and securities) will be revoked without further action, and no subsequent powers of attorney, proxies, consents or revocations may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Series B Shares/ADSs and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company’s shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Series B Shares/ADSs to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment for such Series B Shares/ADSs, Purchaser must be able to exercise full voting, consent and other rights with respect to such Series B Shares/ADSs or rights, including voting at any meeting of shareholders or executing a written consent concerning any matter.

The tender of Series B Shares/ADSs pursuant to any one of the procedures described above will constitute the tendering shareholders’ acceptance of the U.S. Offer, as well as the tendering shareholder’s representation and warranty that such shareholder has the full power and authority to tender and assign the Series B Shares/ADSs tendered, as specified in the Share Letter of Transmittal/ADS Letter of Transmittal. Purchaser’s acceptance for payment of Series B Shares/ADSs tendered pursuant to the U.S. Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the U.S. Offer (and if the U.S. Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

4.       Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Series B Shares/ADSs made pursuant to the U.S. Offer are irrevocable.

Series B Shares/ADSs tendered pursuant to the U.S. Offer may be withdrawn at any time prior to 10:00 a.m., New York City time, on the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the U.S. Offer, may also be withdrawn at any time after January 2, 2022, which is the 60th day after the date of commencement of the U.S. Offer. If you hold your Series B Shares or ADSs through a broker or other securities intermediary, you should be aware that your broker or other securities intermediary is likely to establish a cut-off time and date for receipt of instructions to withdraw previously tendered Series B Shares or ADSs that is earlier than 10:00 a.m., New York City time, on the Expiration Date. You should consult your broker or other securities intermediary to determine the specific cut-off times and dates that apply to you.

If Purchaser elects to provide for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, you will have limited withdrawal rights with respect to Series B Shares/ADSs tendered during such subsequent offering period. Series B Shares/ADSs tendered pursuant to the U.S. Offer during a subsequent offering period may be withdrawn at any time prior to 5:00 p.m., New York City time, on the date of the tender of such Series B Shares/ADSs.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Tender Agent at one of its addresses set forth on the back cover page of this U.S. Offer to Purchase. Any such notice of withdrawal must specify the name, address and the taxpayer identification number (“TIN”) of the person who tendered the Series B Shares/ADSs to be withdrawn, the number of Series B Shares/ADSs to be withdrawn and the name of the registered holder of such Series B Shares/ADSs, if different from that of the person who tendered such Series B Shares/ADSs. If Share Certificates evidencing Series B Shares/ADSs to be withdrawn have been delivered or otherwise identified to the Tender Agent, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Tender Agent and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Series B Shares/ADSs have been tendered for the account of an Eligible Institution. If Series B Shares/ADSs have been tendered pursuant to the procedure for book-entry transfer as discussed in “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Series B Shares/ADSs.

If Purchaser extends the U.S. Offer, is delayed in its acceptance for payment of Series B Shares/ADSs or is unable to accept Series B Shares/ADSs for payment pursuant to the U.S. Offer for any reason, then, without prejudice to Purchaser’s rights under the U.S. Offer, the Tender Agent may, nevertheless, on behalf of Purchaser, retain tendered Series B Shares/ADSs and such Series B Shares/ADSs may not be withdrawn, except to the extent that tendering shareholders are entitled to withdrawal rights as described herein.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, the Tender Agent, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal nor incur any liability for failure to give any such notification.

Withdrawals of Series B Shares/ADSs may not be rescinded. Any Series B Shares/ADSs properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the U.S. Offer. However, withdrawn Series B Shares/ADSs may be re-tendered at any time prior to the Expiration Date by again following one of the procedures described in “The U.S. Offer—Section 3. Procedures for Accepting the U.S. Offer and Tendering Shares.”

Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Series B Shares/ADSs in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Series B Shares/ADSs or is unable to accept for payment or pay for Series B Shares/ADSs pursuant to the U.S. Offer for any reason, then, without prejudice to Purchaser’s rights under the U.S. Offer (including such rights as are discussed in “The U.S. Offer—Section 1. Terms of the U.S. Offer” and “The U.S. Offer—Section 11. Conditions to the U.S. Offer”) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Tender Agent may, nevertheless, on behalf of Purchaser, retain tendered Series B Shares/ADSs, and such Series B Shares/ADSs may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described above.

5.       Material U.S. and Mexican Federal Income Tax Consequences

US Federal Income Tax Consequences:

The following is a description of material U.S. and Mexican federal income tax consequences of the U.S. Offer to Purchase. This description addresses only the U.S. federal income tax considerations applicable to U.S. Holders (described below) that hold the Series B Shares/ADSs as capital assets (generally, assets held for investment). This description does not address all of the tax consequences that may be relevant to you if you are a U.S. Holder in light of your particular circumstances, including alternative minimum tax consequences, the application of the “Medicare contribution tax” and differing tax consequences applicable to you if you are subject to special tax rules, such as:

•	one of certain financial institutions;

•	an insurance company;

•	a real estate investment trust or regulated investment company;

•	a dealer or electing trader in securities that is subject to a mark-to-market method of tax accounting for your securities positions;

•	a tax-exempt entity;

•	a person that holds the Series B Shares/ADSs as part of a “straddle” or an integrated transaction;

•	a person that owns or is deemed to own 10% or more of the outstanding stock of the Company, by vote or value;

•	a person whose “functional currency” is not the U.S. dollar; or

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) regarding any tax consequences relating to the matters discussed herein. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of those summarized below.

This description is based on the Internal Revenue Code of 1986, as amended (the “Code”), final, proposed and temporary U.S. Treasury regulations and judicial and administrative interpretations thereof, all as of the date hereof, changes to any of which subsequent to the date of this U.S. Offer to Purchase may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal tax considerations other than income taxation. You should consult your tax adviser concerning the U.S. federal, state and local, and non-U.S. tax consequences of the sale of the Series B Shares/ADSs pursuant to the U.S. Offer to Purchase in your particular circumstances.

For purposes of this description, you are a “U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of Series B Shares/ADSs and:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state therein, or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The U.S. federal income tax treatment of a partner in a partnership (for U.S. federal income tax purposes) that holds Series B Shares/ADSs will depend on the status of the partner and the activities of the partnership. Partners in partnerships holding Series B Shares/ADSs should consult their tax advisers concerning the U.S. federal income tax consequences to them of the sale of the Series B Shares/ADSs pursuant to the U.S. Offer to Purchase.

As indicated in the Company’s prior annual reports on Forms 20-F, the Company believes that it has not been a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for any prior taxable year since the Company’s shares were listed on the NYSE. Except as described below, this discussion assumes that the Company has not been a PFIC for any prior taxable year and will not be a PFIC for the current taxable year.

In general, U.S. Holder who owns ADSs will be treated as the owner of the underlying Series B Shares represented by those ADSs for U.S. federal income tax purposes.

Tax Consequences to Tendering U.S. Holders

Treatment of Our Purchase of Shares

The receipt of cash in exchange for Series B Shares/ADSs will be a taxable transaction for U.S. federal income tax purposes. If you properly tender Series B Shares/ADSs and accept payment pursuant to the U.S. Offer to Purchase, you will generally recognize taxable gain or loss equal to the difference between the amount realized on the exchange and your adjusted tax basis in the tendered Series B Shares/ADSs. You adjusted tax basis will generally be the amount you paid to acquire the Series B Shares/ADSs. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the Series B Shares/ADSs is longer than one year at the time of the sale. If you are a non-corporate U.S. Holder, any long-term capital gain you recognize is generally eligible for a reduced rate of taxation.

The deductibility of capital losses is subject to limitations. Any gain or loss recognized will be treated as U.S.-source gain or loss for foreign tax credit purposes. Mexican taxes that may be imposed upon the receipt of cash in exchange for Series B Shares/ADSs pursuant to the U.S. Offer will generally be treated as income taxes eligible for a credit against your U.S. federal income tax liability. You will be entitled to use these foreign tax credits to offset only the portion of your U.S. tax liability that is attributable to your foreign-source income. This limitation on foreign taxes eligible for credit is calculated separately with regard to specific classes of income. Because your gain from the receipt of cash for Series B Shares/ADSs will generally be treated as U.S.-source income, this limitation may preclude you from claiming a credit for all or a portion of the taxes imposed on this gain. You should consult your tax adviser as to whether these Mexican taxes may be creditable against your U.S. federal income tax liability. Instead of claiming a credit, you may, at your election, deduct otherwise creditable Mexican income taxes in computing your taxable income, subject to generally applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing foreign tax credits are complex, and you should consult your tax adviser regarding the creditability of foreign taxes, if any, in your particular circumstances.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation will be a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look- through rules, either (1) at least 75% of its gross income is “passive income” or (2) at least 50% of the average quarterly value of its assets consists of assets that produce “passive income” or are held for the production of “passive income.” As indicated in the Company’s prior annual reports on Forms 20-Fs, the Company believes that it has not been a PFIC for any prior taxable year since its shares were listed on the NYSE. However, because PFIC status depends upon the composition of the Company’s income and assets and the market value of the Company’s assets (including, among others, goodwill and less than 25% owned equity investments) from time to time, there can be no assurance that the Company has not been, or will not be, a PFIC for any taxable year.

If the Company was a PFIC for any taxable year in which you held Series B Shares/ADSs, your Series B Shares/ADSs will be treated as PFIC stock, even if the Company thereafter ceased to meet the threshold requirements for PFIC status, and you will generally be subject to adverse tax consequences on the sale of your Series B Shares/ADSs pursuant to the U.S. Offer. In particular, if the Company were a PFIC for any taxable year during which you held Series B Shares/ADSs, gain recognized by you on the sale of the Series B Shares/ADSs would be allocated ratably over your holding period for the Series B Shares/ADSs. The amounts allocated to the taxable year of the sale and to any year before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate on ordinary income in effect for individuals or corporations, as appropriate for that taxable year, and an interest charge would be imposed on the resulting tax liability. Certain elections, if made, may result in alternative treatments. You should consult your tax adviser about such elections.

You should consult your tax adviser concerning the Company’s PFIC status for any relevant taxable year and the tax considerations relevant to the sale of the Series B Shares/ADSs pursuant to the U.S. Offer.

Information Reporting and Backup Withholding

Sales proceeds from a U.S. Holder’s sale of Series B Shares/ADSs within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and may be subject to backup withholding unless (i) you are a corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certifies that you are not subject to backup withholding. The amount of any backup withholding will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-tendering U.S. Holders

If you do not tender your shares pursuant to the U.S. Offer to Purchase, you will not recognize any gain or loss for U.S. federal income tax purposes. In this case, you will have the same adjusted tax basis and holding period in your Series B Shares/ADSs following the consummation of the U.S. Offer to Purchase as you had in your Series B Shares/ADSs immediately prior to the consummation.

Mexican Federal Tax Consequences

The discussion set out below summarizes certain material Mexican income tax considerations on the transfer of the Shares pursuant to this Offer by non-Mexican beneficial owners of our Class B Shares or ADSs, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to participate in the Offer.

Any potential investors should consult with their own Mexican tax advisors regarding their particular tax regime under Mexican tax law, as the discussions set out below do not consider any particular considerations that are not expressly mentioned, and which may affect the analysis under Mexican tax law. The considerations set forth below are based on Mexican tax law in force which may be subject to change.

Mexico has entered into several income tax treaties with different jurisdictions, and it is currently negotiating several other income tax treaties with other jurisdictions. This may ultimately affect the discussions set forth below on the transfer of the Shares pursuant to the Offer. Each potential investor should consult with its Mexican tax advisors regarding the effect that a particular treaty may have on the discussion set out below.

The following analysis is Creel, García-Cuéllar, Aiza y Enríquez, S.C.’s opinion as tax advisor, which has not been validated by any third party or governmental authority. Creel, García-Cuéllar, Aiza y Enríquez, S.C´s opinion and the analysis set forth below may or may not be consistent with the interpretation of the Mexican tax authority, any third party or a foreign tax authority. Each potential investor should seek advice from its Mexican tax advisors in connection to the Offer with respect to the transfer of the Shares.

Consequences of the Offers in Connection with the Series B Shares for Non-Mexican Residents

The Offer should generally be treated as a disposition for Mexican tax purposes for each of the non-Mexican holders that participate, who may be required to recognize gain or loss on such disposition. Under the Mexican Income tax Law, the Mexican income tax consequences would vary depending on the particular characteristics of each person which is considered to dispose of its Shares. The following is a high-level summary of the applicable tax considerations to the beneficial owners of the Shares participating in the Offer, although, the analysis does not consider any particular fact patterns which are not expressly stated below (including but not limited to beneficial owners who acquired Shares outside of any of the recognized stock exchanges under Article 16-C, subsection I and II of the Mexican Federal Fiscal Code, beneficial owners of 10% or more of the Company or persons that are deemed to control the Company within the meaning of Article 2 of the Mexican Securities Market Law).

A beneficial owner of Series B Shares that is treated as a non-Mexican resident should recognize any gain or loss triggered with the Offer. Generally, to the extent the sale takes place through a concessioned stock exchange within the meaning of the Mexican Securities Market Law, the beneficial owner shall be subject to a 10% final capital gains tax on any gain triggered. The transfer of the Series B Shares pursuant to the Offer should qualify as a sale that takes place through a concessioned stock exchange within the meaning of the Mexican Securities Market Law. If the non-resident holder is a resident in a jurisdiction that has an income tax treaty with Mexico, including the United States, and is able to furnish an affidavit under oath to the financial intermediary claiming entitlement to such treaty benefits and providing a taxpayer ID number, the beneficial owner should generally be exempted from the Mexican capital gains tax. However, if the non-resident is not able to meet any of the requirements set forth herein, it may be subject to a 25% capital gains tax on gross proceeds or 35% tax on net gain.

No value added tax should be triggered with respect to the Offer.

Consequences of the Offers in Connection with the ADSs for Non-Mexican Residents

The Offer should generally be treated as a disposition for Mexican tax purposes for each of the beneficial owners of our ADSs that participate, who may be required to recognize gain or loss on such disposition. The following is a high-level summary of the applicable tax considerations to the beneficial owners of the ADSs participating in the Offer, although the analysis does not consider any particular fact patterns which are not expressly stated below.

Any non-resident beneficial owners of the ADSs that is treated as disposing its ADSs through the Offer should be exempted from capital gains tax in Mexico, but only if the transaction takes place through a recognized stock exchange within the meaning of Article 16-C, subsection II of the Mexican Federal Fiscal Code. The transfer of the ADS pursuant to the Offer should qualify as a sale that takes place through a recognized stock exchange within the meaning of Article 16-C, subsection II of the Mexican Federal Fiscal Code.

No value added tax should be triggered with respect to the Offer.

6.       Price Range of ADSs; Dividends

The ADSs are listed and traded on NYSE under the symbol “BSMX.” According to the Company, as of August 17, 2021, its capital stock consists of 6,786,994,357 shares issued and outstanding, represented by 3,322,685,212 Series B Shares and 3,464,309,145 Series F shares, all of which are book-entry shares, fully paid and of a par value of Ps.3.780782962 each. In addition, as of August 17, 2021, the Company has 331,811,068 Series F shares and 318,188,932 Series B Shares authorized, unsubscribed and held in treasury.

The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices per ADSs as reported by published financial sources.

	Trading Price (US$)
	High	Low
2019
First Quarter	7.0	5.7
Second Quarter	8.0	6.4
Third Quarter	7.5	5.8
Fourth Quarter	5.5	3.1
2020
First Quarter	7.8	2.7
Second Quarter	4.2	2.5
Third Quarter	3.6	2.9
Fourth Quarter	5.5	3.1
2021
First Quarter	5.5	4.6
Second Quarter	6.4	5.5
Third Quarter	6.3	5.6

On March 25, 2021, the last trading day before Purchaser announced a non-binding proposal to acquire all of the Series B Shares and ADSs for Ps.24.00 in cash per Series B Share or, in the U.S. Offer only, the U.S. dollar equivalent of Ps.120.00 (based on the U.S.$/Ps. exchange rate on the U.S. Offer Expiration Date as published in the Federal Official Gazette by the Mexican Central Bank) or, if higher, the book value per share of the Company (and its equivalent for every ADS) as per the financial statements of the Company for the quarter immediately preceding the date on which the offer is launched, the closing price of the ADSs reported on NYSE was $4.69 per ADS. On October 28, 2021, the last trading day before Purchaser announced an increase in the U.S. Offer Price to Ps.26.50 in cash per Series B Share or, in the U.S. Offer only, the U.S. dollar equivalent of Ps. 132.50 (based on the U.S.$/Ps. exchange rate on the U.S. Offer Expiration Date as published in the Federal Official Gazette by the Mexican Central Bank), the closing price of the ADSs reported on NYSE was $5.75 per ADS. On October 29, 2021, the closing sales price of the ADSs on NYSE was $6.45. All shareholders (including holders of ADSs) are urged to obtain a current market price for the ADSs. There is no separate U.S. trading market for Series B Shares (however, the Series B Shares are registered with the Mexican National Securities Registry (Registro Nacional de Valores) maintained by the CNBV and listed on BMV.

The declaration, payment and amount of any dividend are considered and proposed by the Company’s Board and approved at the Company’s general shareholders’ meeting by the affirmative vote of a majority of the Company’s shareholders in accordance with the applicable regulatory, corporate, tax and accounting rules and are subject to the statutory limitations as discussed in more detail in the Company’s 2020 Form 20-F. On June 9, 2020 at a general shareholders’ meeting the shareholders of the Company authorized the payment of a dividend amounting to Ps.0.45 per share (Ps.2.25 per ADS). On June 25, 2021, such dividend was paid to shareholders of the Company.

7.       Certain Information Concerning the Company

General. The information concerning the Company contained in this U.S. Offer to Purchase has been furnished by the Company or has been taken from, or based upon, publicly available documents and records on file with the SEC and other public sources.

The Company’s principal office is in Avenida Prolongación Paseo de la Reforma 500, Colonia Lomas de Santa Fe Alcaldía Álvaro Obregón, 01219 Mexico City, and its telephone number at such address is +(52) 55-5257-8000.

Financial Information. The audited consolidated financial statements of the Company for the years ended December 31, 2019 and 2020 are incorporated by reference to Item 18 of the Company’s 2020 Form 20-F. The 2020 Form 20-F was filed with the SEC and may be inspected at, and copies thereof may be obtained from, the same places and in the same manner set forth under “Available Information” below.

Certain Internal Projections. The Company does not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal year, and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, over the course of 2020 the Company provided the Purchaser, as part of the annual Group-wide exercise, non-public internal projections regarding its anticipated net income in fiscal years 2022 and 2023 (the “Internal Projections”). The Internal Projections included a projection that the net income of the Company, calculated based on IFRS GAAP, is projected to be Ps.19.9 billion in fiscal year 2022 and Ps.23.4 billion in fiscal year 2023.

These Internal Projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management. In addition, the Internal Projections may be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The Internal Projections also reflect assumptions as to certain business decisions that are subject to change.

Accordingly, there can be no assurance that the projections contained in the Internal Projections will be realized, and actual results may vary materially from those shown. The inclusion of the Internal Projections in this U.S. Offer to Purchase should not be regarded as an indication that any of the Company, Purchaser or their respective affiliates, advisors or representatives considered or consider the Internal Projections to be a reliable prediction of future events, and the Internal Projections should not be relied upon as such. None of the Company, Purchaser or their respective affiliates, advisors or representatives can give you any assurance that actual results will not differ from the Internal Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Internal Projections to reflect circumstances existing after the date the Internal Projections were prepared or to reflect events, even in the event that any or all of the assumptions underlying the projections contained in the Internal Projections are shown to be in error. Neither the Purchaser, nor, to the knowledge of Purchaser, the Company, intends to make publicly available any update or other revisions to the Internal Projections. None of the Company, Purchaser or their respective affiliates, advisors or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the Internal Projections or that forecasted results will be achieved. The Company has made no representation to the Purchaser concerning the Internal Projections.

Selected Financial Information of the Company

The selected consolidated financial information with respect to the Company set forth below has been derived from the audited consolidated financial statements of the Company contained in the Company’s 2020 Form 20-F. More comprehensive financial information is included in documents filed by the Company with the SEC, and the following financial information is qualified in its entirety by reference to the Company’s 2020 Form 20-F, and all of the financial information (including any related notes) contained therein or incorporated therein by reference.

Selected Consolidated Financial Data

(in thousands, except per share information or as otherwise noted)

The following table shows certain of the Company’s financial and operational data.

	IFRS
	As of and for the year ended
	December 31,
	2018		2019		2020
	(Millions of pesos, except percentages,
	offices and customer data)
Offices(1)		1,393		1,402		1,350
Customers		16,690,063		18,134,468		18,707,976
Total assets	Ps.	1,408,724	Ps.	1,467,548	Ps.	1,837,914
Loans	Ps.	667,543	Ps.	702,546	Ps.	687,432
Deposits(2)	Ps.	914,453	Ps.	973,503	Ps.	1,139,855
Total equity	Ps.	123,287	Ps.	134,798	Ps.	153,834
Non-performing loans as a percentage of total loans(3)		2.67%		2.48%		3.07%
Efficiency(4)		41.74%		42.01%		41.95%
ROAE(5)		16.27%		15.73%		13.42%

Company’s 2020 Form 20-F, p.74

(1) See Note (1) on page 74 of the Company’s 2020 Form 20-F.

(2) See Note (2) on page 74 of the Company’s 2020 Form 20-F.

(3) See Note (3) on page 74 of the Company’s 2020 Form 20-F.

(4) See Note (4) on page 74 of the Company’s 2020 Form 20-F.

(5) See Note (5) on page 74 of the Company’s 2020 Form 20-F.

The following table presents the Company’s consolidated results for the year ended December 31, 2020 as compared to the year ended December 31, 2019.

	For the year ended December 31,
	2019		2020		2020		2020/2019
					(Millions of U.S.
	(Millions of pesos)				dollars)(1)		(% Change)
Interest income	Ps.	108,846	Ps.	103,977	U.S.$	5,223	(4.47)%
Interest income from financial assets at fair value through profit or loss		15,384		12,008		603	(21.94)%
Interest expenses and similar charges		(58,074)		(50,175)		(2,520)	(13.60)%
Net Interest Income		66,156		65,810		3,306	(0.52)%
Dividend income		235		246		12	4.68%
Income from entities accounted for using the equity method		—		178		9	100.00%
Fee and commission income (net)		16,424		17,023		855	3.65%
Gains/(losses) on financial assets and liabilities (net)		2,854		5,984		301	109.67%
Exchange differences (net)		—		19		1	100.00%
Other operating income		1,553		1,651		83	6.31%
Other operating expenses		(5,145)		(5,213)		(262)	1.32%
Total Income		82,077		85,698		4,305	4.41%
Administrative expenses:		(29,258)		(30,135)		(1,514)	3.00%
Personnel expenses		(15,428)		(14,876)		(747)	(3.58)%
Other general administrative expenses		(13,830)		(15,259)		(766)	10.33%
Depreciation and amortization		(5,222)		(5,743)		(288)	9.98%
Impairment losses on financial assets not at fair value through profit or loss (net):		(19,220)		(23,542)		(1,095)	22.49%
Financial assets at amortized cost		(19,220)		(21,731)		(1,092)	13.06%
Financial assets at fair value through other comprehensive income		—		(68)		(3)	100.00%
Gains/(losses) on modification of financial assets (net)		—		(1,743)		(88)	100.00%
Impairment losses on other assets (net):		(370)		(119)		(6)	(67.84)%
Non-current assets held for sale		(370)		(119)		(6)	(67.84)%
Provisions (net)(2)		(775)		(974)		(49)	25.68%
Gains/(losses) on disposal of assets not classified as non-current assets held for sale (net)		16		6		—	(62.50)%
Gains/(losses) on disposal of non-current assets held for sale not classified as discontinued operations (net)		42		9		1	(78.57)%
Operating Profit Before Tax		27,290		25,200		(1,266)	(7.66)%
Income tax		(6,909)		(6,226)		(313)	(9.89)%
Profit for the year	Ps.	20,381	Ps.	18,974	U.S.$	953	(6.90)%
Profit attributable to the Parent		20,381		18,974		953	(6.90)%
Profit attributable to non-controlling interests		—		—		—	0.00%

Company’s 2020 Form 20-F, p.177

(1) See Note (1) on page 177 of the Company’s 2020 Form 20-F.

(2) See Note (2) on page 178 of the Company’s 2020 Form 20-F.

Available Information. The Series B Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company is required to be disclosed in periodic reports and filed with the SEC. The Company’s filings are available to the public on the SEC’s website (http://www.sec.gov).

You may contact Morrow Sodali International LLC, the Information Agent for the U.S. Offer, at opasantander@investor.morrowsodali.com, or call toll free at (800) 662-5200 to request copies without charge of documents incorporated by reference.

8.       Certain Information Concerning Purchaser

Purchaser

As of the date of this U.S. Offer, Purchaser beneficially owns, directly or indirectly, approximately 91.64% of the Company’s total capital, consisting of 3,464,309,145 Series F shares (or 100% of the total outstanding Series F shares of the Company) and 2,755,660,531 Series B Shares (or 82.93% of the total outstanding Series B shares). Further details on our affiliation with the Company can be found in Schedule 13G/A filed with the SEC on February 4, 2020. Purchaser’s principal executive offices are located at Santander Group City. Avda. de Cantabria s/n, 28660 Boadilla del Monte (Madrid), Spain. Purchaser’s telephone number at this address is +34 91 259 65 20. As of the date of this U.S. Offer, Purchaser beneficially owns, directly or indirectly, approximately 95 million ADSs.

9.       Source and Amount of Funds

Assuming that all outstanding Series B Shares and ADSs are tendered into the U.S. Offer, the aggregate purchase price payable by Purchaser upon the consummation of the U.S. Offer would be approximately $732 million, excluding related transaction fees, costs and expenses. Purchaser intends to finance the U.S. Offer with cash on hand. Purchaser will have sufficient cash on hand to finance the consummation of the U.S. Offer upon the expiration of the U.S. Offer.

Because the only consideration to be paid in the U.S. Offer is cash and the U.S. Offer is to acquire all issued and outstanding Series B Shares/ADSs, we believe the financial condition of Purchaser is not material to a decision by a holder of Series B Shares/ADSs whether to sell, hold or tender Series B Shares/ADSs in the U.S. Offer.

10.       Dividends and Distributions

If, at any time during the period on or after the date hereof, any change in the number of outstanding Shares shall occur as a result of a reclassification, recapitalization, share split (including a reverse stock split), or combination, exchange or readjustment of Shares, the U.S. Offer Price payable by Purchaser pursuant to the U.S. Offer will be equitably adjusted to reflect such change and as so adjusted will, from and after the date of such event, be the U.S. Offer Price, subject to further adjustment in accordance with this sentence. The U.S. Offer Price payable by Purchaser pursuant to the U.S. Offer will not be adjusted for any cash dividend paid at any time during the period on or after the date hereof.

11.       Conditions to the U.S. Offer

Notwithstanding any other provision of the U.S. Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Series B Shares/ADSs promptly after termination or withdrawal of the U.S. Offer), pay for, and (subject to any such rules or regulations) Purchaser may delay the acceptance for payment for, or the payment for, any Series B Shares/ADSs validly tendered and not properly withdrawn, if any of the following conditions have not been satisfied or waived, as applicable (to the extent waivable), immediately prior to the expiration of the U.S. Offer (as extended):

Governmental Approvals and Authorizations

All governmental approvals and authorizations required in connection with the U.S. Offer shall have been obtained and shall have not been revoked or amended, modified or supplemented in any way that could reasonably be expected to materially impede or interfere with, delay, postpone or materially and adversely affect the completion of the exchange offers, including the authorization of the CNBV of the Mexican Offer.

Other Conditions

•	Since the commencement of the U.S. Offer, no stop order suspending the effectiveness of the registration of the Shares or any other action by virtue of which the U.S. Offer cannot be completed or which entail additional risks shall have been issued by the SEC, the CNBV, the BMV or any other applicable government authority and no proceeding for that purpose shall have been initiated or threatened by the SEC the CNBV, the BMV or any other applicable government authority.

•	Since the commencement of the U.S. Offer, no public, governmental, judicial, legislative or regulatory authority in the U.S., Mexico, Spain or any other relevant jurisdiction (a) shall have enacted, issued, promulgated, enforced or entered any statute, law, rule, regulation, executive order, decree, injunction or other order, which (i) prevents or prohibits the consummation of the U.S. Offer; (ii) adversely affects the terms and/or conditions of the U.S. Offer; (iii) imposes material limitations on the ability of Purchaser (or any of its affiliates) to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the U.S. Offer including, without limitation, the right to vote the Shares; (iv) prohibits, restrains or makes or seeks to make illegal the payment for, purchase of the Shares pursuant to the U.S. Offer or that would impose material damages in connection therewith; (v) restrains or limits the Company’s business operations; (vi) imposes or seeks to impose any material condition to the U.S. Offer in addition to the conditions set forth elsewhere in this U.S. Offer to Purchase, or shall any action, proceeding or complaint be commenced that seeks to do any of the foregoing; or (vii) imposes any limitation on the participation of any holder of the Shares in the U.S. Offer; or (b) shall have threatened to enact, issue, promulgate, enforce or enter, any statute, law, rule, regulation, executive order, decree, injunction or other order, which would have, if enacted, issued, promulgated, enforced or entered, any of the foregoing effects.

•	Since the commencement of the U.S. Offer, there shall not have occurred or been threatened any change (or any condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations, cash flows or prospects of the Company or any of its subsidiaries, which, in Purchaser’s reasonable judgment, is or may be materially adverse to the Company or any of its subsidiaries.

•	Any additional conditions precedent to the Mexican Offer shall have been satisfied or waived.

The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser or may be waived by Purchaser in whole or in part in Purchaser’s discretion. The determination as to whether any condition has occurred shall be in Purchaser’s sole judgment. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted prior to the Expiration Date.

12.	Possible Effects of the U.S. Offer and Delisting Offers on the Market for ADSs; NYSE Listing; Exchange Act Registration; Deposit Agreement Termination; Margin Regulations

Following the expiration of the Offers (including any subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, if applicable), the CNBV may require the Purchaser to undertake the Delisting Offer Vote. If at least 95% of the outstanding Shares are voted in favor of the Delisting Offer Vote, the Purchaser will undertake the Delisting Offers.

As of the date of this U.S. Offer to Purchase, the Purchaser has not made a determination whether it will seek a Delisting Offer Vote, which determination will depend in part on the number of Shares acquired in the Offers and market conditions at the time. If the Delisting Offer Vote is held and the Delisting Offer Vote receives Delisting Offer Required Approval the Purchaser will undertake the Delisting Offers.

Possible Effects of the U.S. Offer and Delisting Offers on the Market for ADSs

Following completion of the U.S. Offer, the Purchaser may undertake a Delisting Offers, may cause the Company to delist the ADSs from the NYSE and, in any event, may no longer be eligible to maintain an SEC registered ADS program or a listing with NYSE. According to NYSE’s published guidelines, the ADSs would not meet the criteria for continued listing on the NYSE if, among other things, the total number of the Company’s shareholders is not at least 400. Upon the consummation of the U.S. Offer and any Delisting Offers, the number of ADSs that are publicly held may be so small that the liquidity of the ADSs may be significantly reduced, there may no longer be an active trading market for ADSs and the market value of the ADSs may be significantly reduced. The extent of the public market for the ADSs and the availability of price quotations would depend upon factors such as, among others:

•	the number of holders of ADSs and the number of ADSs in public ownership;

•	the aggregate market value of the Series B Shares, including Series B Shares represented by ADSs in public ownership;

•	the trading volume of the remaining ADSs on NYSE;

•	whether securities firms remain interested in maintaining a market in ADSs or providing research on the Company;

•	the possible Deposit Agreement Termination;

•	the possible de-listing of the ADSs from NYSE, to be undertaken following completion of the U.S. Offer, a potential Delisting Offers and the Deposit Agreement Termination; and

•	the possible SEC Deregistration.

In the event the Purchaser proceeds with the Delisting Offers, the Shares will be delisted in Mexico and the Company’s reporting obligations in Mexico will cease. In addition, if the Purchaser proceeds with the Delisting Offers, the Purchaser will take or cause the Company to take certain actions to delist the Shares and suspend the public reporting obligations of the Company in the United States, including, but not limited to, the termination of the

Deposit Agreement in accordance with its terms, the NYSE Delisting, the SEC Deregistration and the termination of reporting requirements under the Exchange Act.

In the event the Purchaser proceeds with the Delisting Offers, if you do not tender your Series B Shares or ADSs in the U.S. Offer and continue after expiration of the U.S. Offer and the Delisting Offers to hold Series B Shares, you would remain a shareholder of the Company. However, at such time, there may be no market for your Series B Shares and you would have limited rights to information. In addition, after the NYSE Delisting, the Company would no longer be required to follow mandatory corporate governance standards promulgated by the listing rules of the NYSE.

Remaining holders of Series B Shares following a SEC Deregistration should be aware of the following: SEC Deregistration would substantially reduce the information required to be furnished by the Company to such holders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement of filing an annual report on Form 20-F with the SEC and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated.

Margin Regulations

The Series B Shares/ADSs are presently “margin securities” under Regulations T, U and X (the “Margin Regulations”) of the Board of Governors of the Federal Reserve System, which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If registration of the Series B Shares under the Exchange Act is terminated and, consequently, there is no liquid market for the ADSs, it is possible that following the U.S. Offer, the ADSs would no longer constitute “margin securities” under the regulations of the Federal Reserve Board. As such, the ADSs could no longer be used as collateral for loans made by brokers.

13.       Certain Legal Matters; Regulatory Approvals

General. Except as described in this U.S. Offer to Purchase, we are not aware of any pending legal proceeding relating to the U.S. Offer. Except as set forth in this U.S. Offer to Purchase, based on a review of publicly available filings by the Company with the SEC, Purchaser is not aware of (i) any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the acquisition of Series B Shares/ADSs by Purchaser pursuant to the U.S. Offer or otherwise, or (ii) except as discussed herein, any approval or other action by any governmental entity that would be required prior to the acquisition of Series B Shares/ADSs by Purchaser pursuant to the U.S. Offer or otherwise. Should any such approval or other action be required, Purchaser presently contemplates that such approval or other action will be sought. There can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions, or that adverse consequences to the Company’s business might not result. Except as otherwise described in this U.S. Offer to Purchase, although we do not presently intend to delay the acceptance for payment of or payment for Series B Shares and/or ADSs tendered into the U.S. Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in consequences adverse to the Company’s business or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action.

Margin Regulations. The Margin Regulations restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. The Series B Shares/ADSs are presently “margin securities” and, accordingly, Purchaser will ensure that the financing of the acquisition of the Series B Shares or ADSs will be in compliance with the Margin Regulations.

14.       Fees and Expenses

Purchaser has retained Morrow Sodali International LLC to serve as the Information Agent and Citibank, N.A. to serve as the Tender Agent in connection with the U.S. Offer. The Information Agent may contact holders of Series B Shares/ADSs by personal interview, mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other securities intermediary to forward the U.S. Offer materials to beneficial holders. Each of the Information Agent and the Tender Agent will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

Except as discussed above, Purchaser will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Series B Shares/ADSs pursuant to the U.S. Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the U.S. Offer materials to their customers.

In addition, the Company will incur its own fees and expenses in connection with the U.S. Offer. The Company will not pay any of the fees and expenses to be incurred solely by Purchaser.

15.       Miscellaneous

The U.S. Offer is being made solely by this U.S. Offer to Purchase and the related Letters of Transmittal, and is being made to the holders of Series B Shares (including Series B Shares represented by ADSs) other than Purchaser, its subsidiary or affiliates . Purchaser is not aware of any state where the making of the U.S. Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the U.S. Offer or the acceptance of the Series B Shares/ADSs pursuant thereto, Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the U.S. Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the U.S. Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Series B Shares/ADSs in such state.

Pursuant to Rule 14e-5(b)(12) of the Exchange Act, the Purchaser or one or more of its affiliates may, during the term of the U.S. Offer, acquire or enter into relevant acquisition agreements to acquire Shares, either directly or indirectly outside the Offers to the extent permitted by Mexican law. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. If required under Mexican law, the Purchaser will disclose details of any such purchases of, or arrangements to purchase, Shares and the Purchaser will also furnish a similar disclosure in the U.S., including on the SEC’s website at http://www.sec.gov free of charge, if required.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED HEREIN OR IN THE LETTERS OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Purchaser has filed with the SEC a combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 pursuant to Rules 14d-3 and 13e-3 under the Exchange Act, together with all exhibits thereto, furnishing certain additional information with respect to the U.S. Offer, which includes the information required by Schedule 13E-3. Such Schedule TO and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner described in “The U.S. Offer—Section 7. Certain Information Concerning the Company.”

BANCO SANTANDER, S.A.

November 3, 2021

SCHEDULE A

INFORMATION CONCERNING DIRECTORS, EXECUTIVE OFFICERS
AND BENEFICIAL OWNERS OF PURCHASER

DIRECTORS AND EXECUTIVE OFFICERS OF SANTANDER SPAIN

 The name, current principal occupation or employment, and material occupations, positions, offices or employment for the past five (5) years of each director and executive officer of Santander Spain are set forth below. The business address of each director and officer is care of Ciudad Grupo Santander, 28660 Boadilla del Monte (Madrid), Spain. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Santander Spain. None of the directors and officers of Santander Spain listed below has, during the past five (5) years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Unless otherwise indicated, all directors and officers listed are citizens of Spain.

Board of Directors

Name	Current Principal Occupation, 5 Year Employment History and Country of Citizenship if other than Spain
Ana Botín-Sanz de Sautuolay O’Shea	Executive Chairman of the board of directors and the executive committee since 2014. Joined the board in 1989. Chief executive officer of Santander UK plc from 2010 to 2014. Serves as a non-executive director of Coca-Cola Company, member of the advisory board of the Massachusetts Institute of Technology (MIT) and president of the European Banking Federation. She serves as non-executive director of Santander Holdings USA, Inc. and of Santander Bank, N.A. and chairman of PagoNxt, S.L.

José Antonio Álvarez Álvarez	On January 2019 he was appointed as Vice chairman. He is chief executive officer since 2015. Joined the board in 2015. Joined the Bank in 2002 and was appointed group chief financial officer in 2004. Served as director of SAM Investments Holdings Limited, Santander Consumer Finance, S.A. and Santander Holdings US, Inc. and a member of the supervisory boards of Santander Consumer AG, Santander Consumer Holding GMBH, andSantander Bank Polska, S.A. Served as board member of Bolsas y Mercados Españoles, S.A. and non-executive director of Banco Santander (Brasil) S.A. and PagoNxt, S.L.

Bruce Carnegie-Brown	Vice chairman and lead independent director. Joined the board in 2015. Former non-executive chairman of Moneysupermarket.com Group plc, non-executive director of Jardine Lloyd Thompson Group plc (2016-2017), non-executive director of Santander UK Group Holdings plc and Santander UK, plc. (2019-2021) and held the non-executive chair of Aon UK Ltd. (2012-2015). Former founder and managing partner of the quoted private equity division of 3i Group plc. and president and chief executive officer of Marsh Europe, S.A. Former lead independent director at Close Brothers Group plc. (2006-2014) and at Catlin Group Ltd (2010-2014). Serves as a non-executive chairman of Lloyd’s of London and Cuvva Limited and chairman of Marylebone Cricket Club (MCC) Citizen of United Kingdom.

Homaira Akbari	Joined the board in 2016. Former non-executive director of Gemalto NV and of Veolia Environment S.A. Former chairman and chief executive officer of SkyBitz, Inc., executive vice-president of TruePosition Inc., non-executive director of Covisint Corporation and US Pack Logistics LLC, non-executive chairman of WorkFusion, Inc. and various posts at Microsoft Corporation and at Thales Group. Serves as chief executive officer of AKnowledge Partners, LLC and independent director of Landstar System, Inc. and Temenos, AG.Serves as non-executive director of Santander Consumer USA Holdings, Inc. and of PagoNxt, S.L. and trustee of the French Institute Alliance Française. Citizen of the United States and France.

Name	Current Principal Occupation, 5 Year Employment History and Country of Citizenship if other than Spain
Javier Botín-Sanz de Sautuola y O’Shea

Joined the board in 2004. Executive chairman of JB Capital Markets, Sociedad de Valores, S.A. since 2008. Co-founder and executive director of the equities division of M&B Capital Advisers. S.V., S.A. (2000-2008). Previously he was legal advisor to the International Legal Department of Banco Santander (1998-1999). Since 2014 he has been serving as chairman of the Botín Foundation and trustee of the Fundación Princesa de Gerona.

Álvaro Cardoso de Souza	Joined the board in 2018. Former chief executive officer of Citibank Brazil. Former member of the board of AMBEV. S.A., Gol Linhas Aéreas, S.A. and of Duratex, S.A. Former chairman of WorldWildlife Group (WWF) Brazil, member of the board of WWF International and chairman and member of the audit and asset management committees of FUNBIO (Fundo Brasileiro para a Biodiversidade). Serves as non-executive chairman of Banco Santander (Brasil) S.A.[1] Citizen of Portugal.

Sol Daurella Comadrán	Joined the board in 2015. Former member of the board of the Círculo de Economía and independent non-executive director at Banco Sabadell, S.A., Ebro Foods, S.A. and Acciona, S.A. Serves as the honorary consul general of Iceland in Barcelona since 1992. Serves as chairman of Coca Cola European Partners, plc.,executive chairman of Olive Partners. S.A. and holds several positions at companies belonging to the Cobega Group. She serves as chairman of the board of trustees of the FERO Oncology Research Foundation.

Henrique De Castro

Joined the board in 2019. Former independent director of First Data Corporation, chief operating officer of Yahoo, manager of the worldwide devices, media and platform business of Google, the sales and business development manager for Europe of Dell Inc. and a consultant at McKinsey & Company. He serves as an independent director of Fiserv Inc. and non-executive director of PagoNxt, S.L. Citizen of Portugal.

Gina Díez Barroso	Joined the board in 2020. Former independent director of Banco Santander México, S.A. and several Santander Group companies in México, member of the board of Americas Society/Council of the Americas, Laurel Strategies and Qualitas of Life Foundation. She serves as president of Grupo Diarq, S.A. de C.V. and Centro de Diseño y Comunicación S.C. (Universidad Centro). Serves as director of Dalia Women, S.A.P.I. de C.V., member of Comité de 200 (C200) and represents Mexico at the W20 the G20 womens´ initiative. Serves as trustee of the Pro-Educación Centro and Diarq foundations. Citizen of Mexico.

Luis Isasi Fernández de Bobadilla	Joined the board in 2020. Held several executive positions at JP Morgan in New York and First National Bank of Chicago in London. In 1987 he joined Morgan Stanley, where he was Managing Director of investment banking for Europe and, as from 1997 to February 2020, held a position as chairman and country head in Spain, currently being Senior Advisor. Former director of Madrileña Red de Gas, S.A. and Sociedad Rectora de la Bolsa de Madrid, S.A., and independent director of Grifols, S.A. He serves as non-executive chair of Santander España and an independent director of Compañía de Distribución Integral Logista Holdings, S.A. (Logista). .

Ramiro Mato García-Ansorena	Joined the board in 2017. Held several positions in Banque BNP Paribas, including chairman of the BNP Paribas Group in Spain. Formerly held several significant positions in Argentaria. Serves as a member of the Spanish Banking Association (AEB) and of Bolsas y Mercados Españoles, S.A. (BME) and member of the board of trustees of the Fundación Española de Banca para Estudios Financieros (FEBEF). Serves as chairman of Ansorena, S.A. and vicechairman of the board of trustees Fundación Esperanza y Alegría.

Ramón Martín Chávez Márquez

Joined the board in 2020. Former chief technology officer (CTO) and co-founder of Quorum Software Systems, global head of energy derivatives at Credit Suisse Financial Products and CEO and co-founder of Kiodex. In 2005 he joined Goldman Sachs, where he was a partner from 2006 to 2019 and where he held various executive positions and responsibilities, including global co-head of the securities division, chief information officer (CIO) and CFO. Former director of PNM Resources, Inc., of the International Swaps and Derivatives Association (ISDA), of Mount Sinai Genomics, Inc. DBA Sema4 and of Paige.AI, Inc. He serves as senior executive vice-president of Sixth Street Partners Management Company, L.P., non-executive chairman of Recursion Pharmaceuticals, Inc. and non-executive director of PagoNxt, S.L. He is also a member of the board of trustees of the Los Angeles Philharmonic and member of the Stanford University School of Medicine Board of Fellows. Serves as senior advisor of Cambrian Biopharma, Earli, Block.one, Ketch Kloud and Abacus.AI. Citizen of the United States.

1 He will be replaced by Sergio Rial as non-executive chairman of Banco Santander (Brazil), S.A., effective from 1 January 2022.

Name	Current Principal Occupation, 5 Year Employment History and Country of Citizenship if other than Spain
Sergio Rial	Joined the board in 2020. He joined the Group as chairman of the board of Banco Santander (Brazil), S.A. in 2015, in which he became chief executive officer (CEO) and vice-chairman in 2016. Since April 2019, he is regional head for South America of the Group.[2] Held several executive positions in ABN Amro, including Chief Executive Officer for Asia and member of the global ExCo and at Cargill Inc., including executive vice-chairman, member of the board of directors and global chief financial officer. Former chief executive officer (CEO) at Seara Foods and Marfrig Global Foods and director of Mosaic Fertilizers. He is an independent director of Delta Airlines Inc. and a non-executive chairman of Ebury Partners Limited. He also serves as non-executive director of Banco Santander International (USA), of SAM Investment Holding Limited, of PagoNxt, S.L., and as non-executive chairman of Universia Brasil, S.A. and PagoNxt Trade, S.L. Citizen of Spain and Brazil.

Belén Romana García	Joined the board in 2015. Former senior executive vice president of Economic Policy and senior executive vice president of the Treasury of the Ministry of Economy of the Spanish Government and director of the Bank of Spain and the CNMV. Former director of the Instituto de Crédito Oficial and of other entities on behalf of the Spanish Ministry of Economy. Served as non-executive director of Banco Español de Crédito, S.A. and Aviva Italia Holding S.p.A. and executive chairman of Sociedad de Gestión de Activos Procedentes de la Reestructuración Bancaria, S.A. (SAREB). Serves as non-executive director of Aviva plc., London and independent director of SIX Group AG and of Bolsas y Mercados Españoles (BME). She is also co-chair of the Global Board of Trustees of the Digital Future Society and a member of the advisory board of Rafael del Pino Foundation, of Inetum and of TribalData and senior advisor of Artá Capital.

Pamela Walkden

Joined the board in 2019. Held a number of senior management positions predominantly at Standard Chartered Bank, including as Group Head of Human Resources, Chief Risk Officer, Group Treasurer, Group Head of Asset and Liability Management and Regional Markets, Group Head of Internal Audit, Group Head of Corporate Affairs and Group Manager of Investor Relations. Former independent member of the UK Prudential Regulation Authority (PRA) Regulatory Reform Panel and member of the European Banking Authority Stakeholder Group. Serves as independent non-executive director of Santander UK plc. and of Santander UK Group Holdings plc. and member of the advisory board of JD Haspel Limited and lay member of the Welfare and Ethics Committee of the Royal Veterinary College. Citizen of the United Kingdom.

2 He is to be appointed non-executive chairman of Banco Santander (Brazil), S.A., effective from 1 January 2022, when he will leave his positions as CEO of Banco Santander (Brazil), S.A. and regional head for South America of the Group.

Executive Officers

Name	Current Principal Occupation, Five-Year Employment History and Country of Citizenship if other than Spain
Ana Botín-Sanz de Sautuolay	(See above)
José Antonio Álvarez	(See above)
Sergio Rial	(See above)
Rami Aboukhair	Senior executive vice president and head of Cards and Digital Solutions. He joined the Group in 2008 as a director of Santander Insurance and head of Products and Marketing. He served as country head for Santander Spain (2015-2021) and chief executive officer of Banco Popular Español, S.A. from 2017 until its merger with Banco Santander, S.A. Previously, served as managing director of products, marketing and customers in Banco Español de Crédito, S.A. (Banesto) and as managing director and head of Retail Banking in Santander UK. Serves as non-executive director of Universia España Red de Universidades, S.A. and Ebury Partners Limited.

Alexandra Brandao	Senior executive vice president and global head of Human Resources. She joined Grupo Santander in 2003 as head of Products and Services for Individuals at Santander Totta. She served as global head of Knowledge and Development at the Grupo Santander Corporate Centre (2012-2016), head of Human Resources (2016-2018) and head of Commercial Management and Segments at Santander Portugal (2019-2020). She serves as member of the board of directors of Banco Santander Uruguay. Citizen of Portugal.

Juan Manuel Cendoya	Senior executive vice president and group head of Communications, Corporate Marketing and Research after joining the Santander Group in 2001. Vice chairman of the board of directors of Santander Spain and head of Institutional and Media Relations since 2016. Also serves as a member of the board of directors of Universia España Red de Universidades, S.A. and non-executive director at Arena Media Communications Network, S.L.

José Doncel	Senior executive vice president and group head of Accounting and Financial Control since 2013. Currently serves as Santander Group chief accounting officer. Previously held positions as head of Internal Audit division and head of Accounting after joining Santander Spain in 1989.

Keiran Foad	Senior executive vice president since 2016 and group chief risk officer since 2018 after joining the Santander Group in 2012. Previously, he held risk and corporate leadership roles at Barclays Bank plc (1985-2011) and served as chief risk officer at Northern Rock plc. Citizen of United Kingdom.

José Antonio García Cantera	Senior executive vice president and group chief financial officer.. Joined the Santander Group in 2003 and was appointed chief executive officer of Banco Español de Crédito, S.A. (Banesto) in 2006. Formerly a member of the executive committee of Citigroup EMEA and member of the board of directors of Citigroup Capital Markets Int, Ltd. and Citigroup Capital Markets UK. In 2012, he was appointed senior executive vicepresident of Global Corporate Banking.

Juan Guitard	Senior executive vice president and group chief audit executive. He joined the Group in 1997 as head of Human Resources of Santander Investment, S.A. He was also general counsel and secretary of the board of Santander Investment, S.A. and Banco Santander de Negocios. In 2013 he was head of the Bank’s Risk division. Appointed head of Internal Audit division in 2014. He is a state attorney.

José María Linares	Senior executive vice president and global head of Corporate and Investment Banking since 2017. He served as senior vice-president and senior Latin America telecom equity analyst at Oppenheimer & Co. New York (1994-1997), and senior director Latin America TMT equity analyst at Société Générale, New York & São Paolo (1997-1999). Former managing director and head of global corporate banking at J.P. Morgan Chase & Co. from 2011 to 2017.

Mónica López-Monís	Senior executive vice president and head of Supervisory and Regulatory Relations since September 2019. She joined the Santander Group in 2009 as general counsel and secretary of the board of Banco Español de Crédito, S.A. (Banesto) and served as group chief compliance officer from 2015 to 2019.. She is a state attorney.

Name	Current Principal Occupation, Five-Year Employment History and Country of Citizenship if other than Spain
Javier Maldonado	Senior executive vice president and head of Costs since 2015. He held several roles at Santander UK and was appointed head of Coordination and Control of Regulatory Projects in 2014 after joining the Santander Group in 1995..

Dirk Marzluf	Senior executive vice president and group head of IT and Operations since 2018. Previously was AXA Group chief information officer from 2013. He held global roles at Accenture, Daimler Chrysler and Winterthur Group. Citizen of Germany.

Víctor Matarranz	Senior executive vice president and global head of Wealth Management & Insurance since 2017. Appointed head of executive chairman’s office and strategy in 2014 after joining the Santander Group in 2012. Previously, he had held several roles at McKinsey & Company, where he had become partner.

José Luis de Mora	Senior executive vice president and group head of Strategy and Corporate Development and of Digital Consumer Bank. He was appointed head of Financial Planning and Corporate Development in 2015, after joining the Santander Group in 2003. He serves as head and CEO of Santander Consumer Finance since 2020.

Jaime Pérez Renovales	General secretary and secretary of the board after joining the Santander Group in 2003. Former director of the office of the second vice president of the Government for Economic Affairs and Minister of Economy, deputy secretary to the Spanish Prime Minister, chairman of the Spanish State Official Gazzete and the committee for the Government Reform. Previously, he had been vice general counsel and vice-secretary of the board and head of legal of the Santander Group. He was also general secretary and secretary of the board of Banco Español de Crédito, S.A. and deputy director of legal services at the CNMV. He is a State Attorney.

António Simões	Senior executive vice president, regional head of Europe and country head of Santander Spain. He joined Grupo Santander in 2020 as regional head of Europe. Previously, he held several positions at HSBC, including chief executive officer of global private banking, member of the group management board and group executive committee, and chief executive of HSBC Bank plc and chief executive of Europe, encompassing all UK and European operations for HSBC Group. Citizen of Portugal.

Marjolein van Hellemondt-Gerding	Senior executive vice president and group chief compliance officer. She joined Santander Group in 2019 as senior executive vice-president and chief compliance officer. Previously, she served as chief compliance officer of several banking and financial entities such as NN Group, Zurich Insurance Company and De Lage Landen International B.V. Citizen of Netherlands.

As of September 30, 2021, the directors and executive officers of Santander Spain owned, directly or indirectly, approximately 67,349,076 Santander Spain ordinary shares, representing approximately 0.388% of the outstanding ordinary shares of Santander Spain, and were entitled to vote, approximately 191,253,245 Santander Spain ordinary shares, representing approximately 1.103% of the outstanding ordinary shares of Santander Spain.

The Tender Agent for the U.S. Offer to Purchase is:

Citibank, N.A.

If delivering by mail, hand, express mail, courier, or other expedited service:

Citibank, N.A. Agency & Trust
480 Washington Blvd, 30th Floor
Jersey City, NJ 07310

Attn: Michelle Chotoosingh – Santander Tender

Email: citinygats@citi.com

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE TENDER AGENT.

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this U.S. Offer to Purchase and the Letters of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the U.S. Offer.

The Information Agent for the U.S. Offer is:

Morrow Sodali LLC

509 Madison Avenue

New York, NY 10022

or

Call Toll-Free (800) 662-5200

Email: opasantander@investor.morrowsodali.com